UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

GRIFFON CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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712 Fifth Avenue
New York, New York 10019

Notice of Annual Meeting of Stockholders

Time and Date:	10:30 a.m. Eastern Standard Time, on January 31, 2012
Place:	Dechert LLP, 1095 Avenue of the Americas, New York, New York 10036
Items of Business:	1. Election of four directors for a term of three years
2. To conduct an advisory vote on executive compensation
3. Ratification of the selection by our Audit Committee of Grant Thornton LLP to serve as our independent registered public accounting firm for fiscal year 2012
4. Any other matters that properly come before the meeting
Who may Vote:	You can vote if you were a stockholder at the close of business on December 14, 2011, the record date
Materials to Review:

This booklet contains our Notice of Annual Meeting and Proxy Statement. You may access this booklet, as well as our 2011 Annual Report to Stockholders and our Annual Report on Form 10-K for the fiscal year ended September 30, 2011, at the following website: http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=03170

About Proxy Voting:

Your vote is important. Proxy voting permits stockholders unable to attend the Annual Meeting to vote their shares through a proxy. Most stockholders are unable to attend the Annual Meeting. By appointing a proxy, your shares will be represented and voted in accordance with your instructions. You can vote your shares by completing and returning your proxy card. Proxy cards that are signed and returned but do not include voting instructions will be voted by the proxies as recommended by the Board of Directors. Most stockholders can also vote shares by following the Internet or telephone voting instructions provided on the proxy card. You can change your voting instructions or revoke your proxy at any time prior to the Annual Meeting by following the instructions included in this proxy statement and on the proxy card.

This proxy statement is dated December 20, 2011
and is being mailed with the form of proxy on or shortly after December 20, 2011.

INTERNET AVAILABILITY OF PROXY MATERIALS

In accordance with rules of the U.S. Securities and Exchange Commission, we are using the Internet as our primary means of furnishing proxy materials to stockholders. Because we are using the Internet, most stockholders will not receive paper copies of our proxy materials. We will instead send these stockholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our proxy statement and annual report, and voting via the Internet. The Notice of Internet Availability of Proxy Materials also provides information on how stockholders may obtain paper copies of our proxy materials if they so choose.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on Tuesday, January 31, 2012 at 10:30 a.m. at 1095 Avenue of the Americas, New York, NY 10036. The Company’s Proxy Statement, 2011 Annual Report on Form 10-K and Annual Report to Stockholders will be available online at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=03170.

By Order of the Board of Directors

Seth L. Kaplan
Senior Vice President, General Counsel
and Secretary

ABOUT THE MEETING

Why did I receive these proxy materials?

Beginning on or shortly after December 20, 2011, this Proxy Statement is being mailed to stockholders who were stockholders as of the December 14, 2011 record date, as part of the Board of Director’s solicitation of proxies for Griffon’s Annual Meeting and any postponements or adjournments thereof. This Proxy Statement and Griffon’s 2011 Annual Report to Stockholders and Annual Report on Form 10-K (which have been made available to stockholders eligible to vote at the Annual Meeting) contain information that the Board of Directors believes offers an informed view of Griffon Corporation (referred to as “Griffon”, the “Company”, “we” or “us”) and meets the regulations of the Securities and Exchange Commission (the “SEC”) for proxy solicitations. Our management prepared this proxy statement for the Board of Directors.

What is the Notice of Internet Availability of Proxy Materials that I received in the mail instead of a full set of proxy materials?

Like last year, we are pleased to be using the SEC rule that allows companies to furnish their proxy materials over the Internet, instead of mailing printed copies of those materials to all stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. These stockholders will instead receive a “Notice of Internet Availability of Proxy Materials” with instructions for accessing our proxy materials, including our proxy statement and 2011 Annual Report, and voting via the Internet. The Notice of Internet Availability of Proxy Materials also contains instructions on how stockholders can obtain a paper copy of our proxy materials if they so choose. We believe this process will expedite stockholders’ receipt of proxy materials, lower the costs of our Annual Meeting and conserve natural resources. If you previously elected to receive our proxy materials electronically, these materials will continue to be sent via email unless you change your election. Stockholders who have elected to receive the proxy materials electronically will be receiving an email on or about December 20, 2011 with information on how to access stockholder information and instructions for voting.

What is being considered at the meeting?

You will be voting on the following matters:

1.	The election of four directors for a term of three years

2.	To conduct an advisory vote on executive compensation

3.	The ratification of the selection by our Audit Committee of Grant Thornton LLP to serve as our independent registered public accounting firm for fiscal year 2012

We do not expect you to vote on any other matters at the meeting.

In addition, our management will report on our performance for fiscal year 2011 and respond to questions.

Who is entitled to vote at the meeting?

You are entitled to vote at the Annual Meeting if you owned stock as of the close of business on December 14, 2011. Each share of stock is entitled to one vote.

How do I vote?

Voting by Proxy

For stockholders whose shares are registered in their own names, as an alternative to voting in person at the Annual Meeting, you may vote by proxy via the Internet, by telephone or, for those stockholders who receive a paper proxy card in the mail, by mailing a completed proxy card. For those stockholders who receive a Notice of Internet Availability of Proxy Materials, the Notice of Internet Availability of Proxy Materials provides information on how to access your proxy card, which contains instructions on how to vote via the Internet or by telephone. For those stockholders who receive a paper proxy card, instructions for voting via the Internet or by telephone are set forth on the proxy card; alternatively such stockholders who receive a paper proxy card may vote by mail by signing and returning the mailed proxy card in the prepaid and addressed envelope that is enclosed with the proxy materials. In each case, your shares will be voted at the Annual Meeting in the manner you direct.

If your shares are registered in the name of a bank or brokerage firm (your record holder), you may also submit your voting instructions over the Internet or by telephone by following the instructions provided by your record holder in the Notice of Internet Availability of Proxy Materials. If you received printed copies of the proxy materials, you can submit voting instructions by telephone or mail by following the instructions provided by your record holder on the enclosed voting instructions card. Those who elect to vote by mail should complete and return the voting instructions card in the prepaid and addressed envelope provided.

Voting at the Meeting

If your shares are registered in your own name, you have the right to vote in person at the Annual Meeting by using the ballot provided at the Annual Meeting, or if you requested and received printed copies of the proxy materials by mail, you can complete, sign and date the proxy card enclosed with the proxy materials you received and submit it at the Annual Meeting. If you hold shares through a bank or brokerage firm and wish to be able to vote in person at the Annual Meeting, you must obtain a “legal proxy” from your brokerage firm, bank or other holder of record and present it to the inspector of elections with your ballot at the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you submit your proxy or voting instructions in advance of the meeting as described above so that your vote will be counted if you later decide not to attend the Annual Meeting. Submitting your proxy or voting instructions in advance of the meeting will not affect your right to vote in person should you decide to attend the Annual Meeting.

Can I change my mind after I return my proxy?

Yes, you may change your mind at any time before the vote is taken at the meeting. You may revoke or change a previously delivered proxy at any time before the Annual Meeting by delivering another proxy with a later date, by voting again via the Internet or by telephone, or by delivering written notice of revocation of your proxy to Griffon’s Secretary at our principal executive offices before the beginning of the Annual Meeting. You may also revoke your proxy by attending the Annual Meeting and voting in person, although attendance at the Annual Meeting will not, in and of itself, revoke a valid proxy that was previously delivered. If you hold shares through a bank or brokerage firm, you must contact that bank or brokerage firm to revoke any prior voting instructions. You also may revoke any prior voting instructions by voting in person at the Annual Meeting if you obtain a legal proxy as described above.

What if I return my proxy card but do not include voting instructions?

Proxies that are signed and returned but do not include voting instructions will be voted FOR the election of the nominee directors, FOR the approval, on an advisory basis, of the compensation of Griffon’s named executive officers as presented in this Proxy Statement, and FOR the ratification of Grant Thornton LLP to serve as our independent registered public accounting firm and in the discretion of the proxy holders as to any other matters that may properly come before the Annual Meeting or any postponement or adjournment of the Annual Meeting.

What does it mean if I receive more than one notice or proxy card?

It means that you have multiple accounts with brokers and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is American Stock Transfer & Trust Company and its telephone number is (212) 936-5100.

I share an address with another shareholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we are delivering a single copy of the Notice of Internet Availability of Proxy Materials and, if applicable, this Proxy Statement and our 2011 Annual Report, to multiple shareholders who share the same address unless we have received contrary instructions from one or more of the shareholders. This procedure reduces our printing costs, mailing costs and fees. Shareholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice of Internet Availability of Proxy Materials and, if applicable, this Proxy Statement and our 2011 Annual Report to any shareholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy of the Notice of Internet Availability of Proxy Materials and, if applicable, this Proxy Statement or our 2011 Annual Report, shareholders may write or call our transfer agent at the following address and telephone number:

American Stock Transfer and Trust Company
Proxy Fulfillment Services
6201 15th Avenue, Brooklyn, NY 11219
888-776-9962

Shareholders who are the beneficial owner, but not the record holder, of shares of Griffon Stock may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

Will my shares be voted if I do not provide my proxy?

If you hold your shares directly in your own name, they will not be voted if you do not provide a proxy.

Your shares may be voted under certain circumstances if they are held in the name of a brokerage firm. Brokerage firms generally have the authority to vote customers’ unvoted shares on certain “routine” matters, including the ratification of accountants. At our meeting, these shares will be counted as voted by the brokerage firm in the ratification of accountants.

Brokers are prohibited from exercising discretionary authority on non-routine matters. Proposals one and two are considered non-routine matters, and therefore brokers cannot exercise discretionary authority regarding these proposals for beneficial owners who have not returned proxies to the brokers (so-called “broker non-votes”). In the case of broker non-votes, and in cases where you abstain from voting on a matter when present at the meeting and entitled to vote, those shares will still be counted for purposes of determining if a quorum is present.

How are shares in the Griffon Corporation Employee Stock Ownership Plan Voted?

If you are a participant in the Griffon Corporation Employee Stock Ownership Plan (“ESOP”), you may vote the shares you own through the ESOP via the Internet, by telephone or, if you receive a paper proxy card in the mail, by mailing a completed proxy card. Shares owned by participants through the ESOP may NOT be voted in person at the Annual Meeting.

American Stock Transfer & Trust Company (“AST”) will tabulate the votes of participants for the ESOP. The results of the votes received from the ESOP participants will serve as voting instructions to Wells Fargo Bank, N.A., the trustee of the ESOP. The trustee will vote the shares as instructed by the ESOP participants. If a participant does not provide voting instructions, the trustee will vote the shares allocated to the participant’s ESOP account in the same manner and proportions as those votes cast by other participants submitting timely voting instructions. The trustee will also vote the unallocated shares in the ESOP in the same manner and proportions as those votes cast by participants submitting timely voting instructions. AST will keep how you vote your shares confidential.

How many votes must be present to hold the meeting?

Your shares are counted as present at the meeting if you attend the meeting and vote in person, if you properly submit your proxy or if your shares are registered in the name of a bank or brokerage firm and you do not provide voting instructions and such bank or broker casts a broker non-vote on the ratification of accountants. In order for us to conduct our meeting, a majority of our outstanding shares of common stock as of December 14, 2011 must be present at the meeting. This is referred to as a quorum. On December 14, 2011, there were 61,734,463 shares of common stock outstanding and entitled to vote.

What vote is required to elect directors?

Directors are elected by a plurality of the votes cast. Shares not voted on the election of directors will have no effect on the vote for election of directors.

What vote is required to approve the advisory vote on executive compensation?

Approval of the advisory vote on executive compensation requires the favorable vote of a majority of the shares present in person or by proxy and entitled to vote on the matter at the Annual Meeting once a quorum is present. Because your vote is advisory, it will not be binding on the Board or the Company. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

What vote is required to ratify the selection by our Audit Committee of Grant Thornton LLP as our independent registered public accounting firm?

The affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote on the item will be required for approval. An abstention will be counted as a vote against this proposal.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our certificate of incorporation provides for a Board of Directors consisting of not less than twelve nor more than fourteen directors, classified into three classes as nearly equal in number as possible, with no class containing less than four directors, whose terms of office expire in successive years. Our Board of Directors now consists of twelve directors as set forth below.

Class II (To Serve Until the Annual Meeting of Stockholders in 2012)	Class III (To Serve Until the Annual Meeting of Stockholders in 2013)	Class I (To Serve Until the Annual Meeting of Stockholders in 2014)
Harvey R. Blau(4)	Henry A. Alpert(2)	Bertrand M. Bell(2)
Gerald J. Cardinale(4)	Blaine V. Fogg(3)(4)	Rear Admiral Robert G.
Bradley J. Gross(4)	William H. Waldorf(1)	Harrison (USN Ret.)(2)
General Donald J. Kutyna	Joseph J. Whalen(1)(3)	Ronald J. Kramer(4)
(USAF Ret.)		Martin S. Sussman(1)(3)

(1)	Member of Audit Committee.

(2)	Member of Compensation Committee.

(3)	Member of Nominating and Corporate Governance Committee.

(4)	Member of Finance Committee.

Harvey R. Blau, Gerald J. Cardinale, Bradley J. Gross and General Donald J. Kutyna, directors in Class II, are nominated for election at this Annual Meeting of stockholders to hold office until the annual meeting of stockholders in 2015, or until their successors are chosen and qualified.

Unless you indicate otherwise, shares represented by executed proxies in the form enclosed will be voted for the election as directors of each nominee (each of whom is now a director) unless any such nominee shall be unavailable, in which case such shares will be voted for a substitute nominee designated by the Board of Directors. We have no reason to believe that any of the nominees will be unavailable or, if elected, will decline to serve.

Agreement with Investors

On September 29, 2008, GS Direct, L.L.C. (“GS Direct”), an affiliate of Goldman Sachs, acquired 10,000,000 shares of Griffon common stock in connection with a common stock rights offering by Griffon. GS Direct acquired these shares pursuant to an agreement entered into on August 7, 2008 with Griffon (the “Investment Agreement”) in which GS Direct made certain commitments to purchase Griffon common stock in connection with the rights offering. As of November 30, 2011, these shares represented approximately 16.3% of Griffon’s outstanding common stock.

The Investment Agreement provides that, based on GS Direct’s current ownership of Griffon’s common stock, GS Direct has the right to nominate two people to serve on Griffon’s Board of Directors (each subject to the reasonable review and approval of our Nominating and Corporate Governance Committee). Accordingly, Messrs. Gerald J. Cardinale and Bradley J. Gross have served on Griffon’s Board of Directors since September 2008 as designees of GS Direct. If GS Direct’s ownership level drops below 15%, but remains over 10%, of our outstanding common stock, then GS Direct will have the right to nominate one person to serve on Griffon’s board of directors. At such time as GS Direct’s ownership level drops below 10% of our outstanding common stock, GS Direct will no longer have the right to nominate any persons to serve on our Board. See “Certain Relationships and Related Person Transactions” for a more complete description of the terms of the Investment Agreement and a description of other relationships and transactions between Griffon and GS Direct.

Board Composition

We believe that each of our directors should demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s supervision and oversight of the business and affairs of Griffon. We consider the following when selecting candidates for recommendation to our Board: character and business judgment; broad business knowledge; leadership, financial and industry-specific experience and expertise; technology and education experience; professional relationships; diversity; personal and professional integrity; time availability in light of other commitments; dedication; and such other factors that we consider appropriate, from time to time, in the context of the needs or stated requirements of the Board. The directors’ experiences, qualifications and skills that the Board considered in their re-nomination are included in their individual biographies.

Nominee Biographies

Mr. Harvey R. Blau (age 76) has been Chairman of the Board since 1983 and was our Chief Executive Officer from 1983 through March 2008. Mr. Blau was Chairman of the Board and Chief Executive Officer of Aeroflex Incorporated (NYSE:ARX), a diversified manufacturer of electronic components and test equipment, for more than five years through August 2007 when such company was acquired. Because of his long service with the Company, including as the Company’s Chief Executive Officer for over twenty-five years, Mr. Blau brings to the Board a depth of knowledge of the Company, its history and its personnel. Mr. Blau’s legal training also assists the Board in evaluating issues that come before it. Mr. Blau is the father-in-law of Ronald J. Kramer, Griffon’s Chief Executive Officer.

Mr. Gerald J. Cardinale (age 44) has been a director since September 2008. Since 2002, Mr. Cardinale has been a Managing Director of the Principal Investment Area of Goldman, Sachs & Co., a leading global investment banking, securities and investment management firm. Mr. Cardinale also serves on the boards of directors of Alliance Films Holdings Inc., Cequel Communications, LLC, Guthy-Renker Holdings, LLC, Legends Hospitality Holding Company, LLC, Sensus Metering Systems, Inc., and Yankees Entertainment & Sports Network, LLC. Mr. Cardinale was formerly a director of Cooper-Standard Automotive Inc. and CW Media Holdings, Inc. Mr. Cardinale is a designee of GS Direct, an affiliate of Goldman Sachs. His service on a variety of corporate boards and his experience in evaluating different potential investments and acquisitions and in related financings allow him to assist the Board in assessing financing and acquisition activities from a financial point of view.

Mr. Bradley J. Gross (age 39) has been a director since September 2008. Mr. Gross is a Managing Director in the Principal Investment Area of Goldman, Sachs & Co., a position he has held since 2007. From 2003 to 2007, he was a vice president at Goldman, Sachs & Co. Mr. Gross also serves on the board of directors of Aeroflex, Inc. (NYSE:ARX), a leading worldwide provider of highly specialized test and measurement equipment and microelectronic solutions, Cequel Communications LLC, a provider of cable television services in certain U.S. territories serving 1.3 million basic subscribers, Americold Realty Trust, the largest provider of temperature controlled storage and logistics in the United States, and various other private companies in which Goldman, Sachs & Co. is an investor. Mr. Gross formerly served on the Board of Capmark Financial Group Inc., a diversified holding company that provides financial services to investors in commercial real estate-related assets. Mr. Gross is a designee of GS Direct, an affiliate of

Goldman Sachs. His service on a variety of corporate boards and his experience in evaluating different potential investments and acquisitions and in related financings allow him to assist the Board in assessing financing and acquisition activities from a financial point of view.

General Donald J. Kutyna (USAF Ret.) (age 78) has been a director since August 2005. He was an officer in the United States Air Force for over thirty-five years prior to his retirement in 1992. General Kutyna had been commander in chief of the North American Aerospace Defense Command, commander in chief of the U.S. Space Command and commander of the U.S. Air Force Space Command. During his tenure in the U.S. Air Force, General Kutyna served as Chairperson of the Accident Analysis Panel of the Presidential Commission on the Space Shuttle Challenger Accident. General Kutyna was Vice President, Space Technology, of Loral Space & Communications Ltd. (NASDAQ:LORL), a leading satellite communications company, from 1993 to 1996, and again from 1999 to 2004. He also served as Vice President, Advanced Space Systems, for Lockheed Martin Corporation (NYSE:LMT), a company principally engaged in the research, design, development, manufacture and integration of advanced technology systems, products and services, from 1996 to 1999. From September 2004 through 2008, General Kutyna served as a part-time consultant to Loral Space & Communications Ltd. As a Four Star Air Force officer with thirty five years experience in the development, acquisition and operation of high technology space, electronic, communication, and aeronautical defense systems, General Kutyna brings to the Board important perspectives in connection with the Company’s defense business. General Kutyna’s experience as a technology leader of a Presidential Commission and as a corporate officer in the defense industry makes him a valuable resource to the Board in the area of government policy and procurement.

Standing Director Biographies

Mr. Henry A. Alpert (age 64) has been a director since 1995. Mr. Alpert has been President of Spartan Petroleum Corp., a real estate investment firm and a distributor of petroleum products, for more than the past five years. Mr. Alpert is also a director of Boyar Value Fund, a mutual fund (NASDAQ:BOYAX). Mr. Alpert brings to the Board an understanding of the perspectives of public mutual fund shareholders, experience in operations and, by virtue of being on the advisory committee of the largest commercial bank headquartered on Long Island, insight into commercial banking trends.

Dr. Bertrand M. Bell (age 82) has been a director since 1976. Dr. Bell has been Professor of Medicine at Yeshiva University Albert Einstein College of Medicine for more than the past five years and was appointed Distinguished Professor in September 1992. Dr. Bell has been a professor of medicine for over 30 years. Dr. Bell led the Bell Commission, whose report significantly changed the way physicians are trained and supervised in the State of New York. Dr. Bell was director of ambulatory medical services and the emergency department at a major New York City public hospital for almost twenty-five years. Dr. Bell brings to the Board management experience with large nonprofit institutions and experience with professional training and development, as well as familiarity with the medical products industry that is serviced by our Clopay Plastics business.

Mr. Blaine V. Fogg (age 71) has been a director since May 2005. Mr. Fogg is a corporate and securities lawyer concentrating in mergers and acquisitions and other business transactions. From 1972 to 2004, Mr. Fogg was a partner at the law firm of Skadden, Arps, Slate, Meagher & Flom LLP. Since 2004, Mr. Fogg has been Of Counsel to such law firm. Since July 1, 2009, Mr. Fogg has been President of The Legal Aid Society of New York. In September 2010, he was elected a Director of Seacor Holdings Inc. (NYSE:CKH), which owns, operates, invests in and markets equipment, primarily in the offshore oil and gas, industrial aviation and marine transportation industries. Mr. Fogg has represented numerous public and private companies in connection with governance matters as well as transactions and brings to the Board broad experience in assisting boards of public and private companies in these matters.

Rear Admiral Robert G. Harrison (USN Ret.) (age 75) has been a director since February 2004. He was an officer in the United States Navy for more than thirty-five years prior to his retirement in 1994. Since retirement, Rear Admiral Harrison has been a consultant for various defense systems companies in the areas of acquisition, support and program management. Rear Admiral Harrison is also a director for Indra Systems, a company engaged in the manufacture and support of training and simulation systems and automatic test equipment. By virtue of his services as a senior officer in the U.S. Navy and his service as a director of and consultant to other companies, Rear Admiral Harrison brings to the Board extensive experience in the management of large organizations and the approaches and perspectives involved in military procurement.

Mr. Ronald J. Kramer (age 53) has been our President since February 2009, Chief Executive Officer since April 2008, a director since 1993 and Vice Chairman of the Board since November 2003. From 2002 through March 2008, he was President and a director of Wynn Resorts, Ltd., a developer, owner and operator of hotel and casino resorts. From 1999 to 2001, Mr. Kramer was a Managing Director at Dresdner Kleinwort Wasserstein, an investment banking firm, and its predecessor Wasserstein Perella & Co. He is a member of the Board of Directors of Leap Wireless International, Inc. (NASDAQ:LEAP), a wireless communications company. Mr. Kramer was formerly on the boards of directors of Monster Worldwide, Inc. (NYSE:MWW), Sapphire Industrials Corporation (AMEX:FYR), Lakes Entertainment, Inc. (NASDAQ:LACO), Republic Property Trust (NYSE:RPB) and New Valley Corporation (NASDAQ:NVAL). Mr. Kramer has been a senior executive officer of a number of corporations, including currently Griffon, and brings to the Board extensive experience in all aspects of finance and business transactions. Mr. Kramer is the son-in-law of Harvey R. Blau, Griffon’s Chairman of the Board.

Mr. Martin S. Sussman (age 74) has been a director since 1989. He has been a practicing attorney in the State of New York since 1961, and has been a member of the law firm of Seltzer, Sussman, Habermann & Heitner, LLP for more than the past five years. As a practicing attorney for almost fifty years, Mr. Sussman brings to the Board broad experience and insight in various aspects of business law applicable to the Company.

Mr. William H. Waldorf (age 73) has been a director since 1963. He has been President of Landmark Capital, LLC, an investment firm, for more than the past five years. Mr. Waldorf’s extensive financial and investment experience as an active entrepreneur and President of an investment company for over thirty years brings to the Board the analytical framework of a long-term investor.

Mr. Joseph J. Whalen (age 80) has been a director since 1999. Mr. Whalen is a CPA and was a partner at Arthur Andersen LLP for more than five years prior to his retirement in 1994. Mr. Whalen has extensive financial and accounting experience as a partner of a former international accounting firm for over twenty years. As the Company’s Audit Committee Financial Expert, Mr. Whalen brings to the Board and the Audit Committee an in-depth understanding of the financial reporting, auditing and accounting issues that come before the Board and the Audit Committee.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR
ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR

CORPORATE GOVERNANCE

Director Independence

The Board of Directors has determined that each of Messrs. Alpert, Bell, Cardinale, Gross, Fogg, Harrison, Kutyna, Sussman, Waldorf and Whalen are independent under New York Stock Exchange Rule 303A. The Board of Directors affirmatively determined that no director (other than Ronald J. Kramer and Harvey R. Blau) has a material relationship with the Company, either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company.

In making this determination, the Board considered all relevant facts and circumstances. In particular, with respect to Messrs. Cardinale and Gross, the Board considered, among other things, that these directors hold senior management positions with GS Direct, and considered the relationships and transactions between Griffon and GS Direct, which are described above under “Election of Directors—Agreement with Investors” and below under “Certain Relationships and Related Transactions.” In concluding that these relationships and transactions do not result in a “material relationship” between Griffon and Goldman Sachs that would impede the exercise of independent judgment by Messrs. Cardinale and Gross, the Board considered, among other things, that GS Direct’s rights and obligations arise directly as a result of its Griffon stock ownership, and that the fees and expenses paid to affiliates of GS Direct in connection with certain services performed by these affiliates in the last three years, as disclosed in more detail below under “Certain Relationships and Related Transactions,” were not material to Goldman Sachs or to Griffon. With respect to Mr. Fogg, the Board considered that Griffon retained the law firm Skadden, Arps, Slate, Meagher and Flom, of which Mr. Fogg is Of Counsel, from time to time to perform legal services in recent years. The Board determined that the amounts paid to Skadden Arps in the last three years were not material to either Skadden Arps or Griffon, and therefore that our relationship with Skadden Arps was not a material relationship that would impede the exercise of independent judgment by Mr. Fogg.

We currently have the following standing committees: the Audit Committee, the Compensation Committee, the Finance Committee and the Nominating and Corporate Governance Committee. Other than the Finance Committee, all of the standing committees of the Board of Directors are composed entirely of independent directors.

Committee Membership, Meetings and Attendance

During the fiscal year ended September 30, 2011, there were:

•	eight meetings of the Board of Directors;

•	four meetings of the Audit Committee;

•	six meetings of the Compensation Committee; and

•	two meetings of the Nominating and Corporate Governance Committee.

Our Finance Committee did not meet during fiscal 2011. Each of our directors attended or participated in at least 75% of the meetings of the Board of Directors and the respective committees of which he is a member held during our fiscal year ended September 30, 2011.

We encourage all of our directors to attend our annual meetings of stockholders. All our current directors, who were directors at such time, attended last year’s annual meeting of stockholders, although two of our directors attended the annual meeting of stockholders via telephone as unexpected weather conditions interrupted their travel plans.

Board Committees

We have a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”). Our Audit Committee is involved in discussions with management and our independent registered public accounting firm with respect to financial reporting and our internal accounting controls. The Audit Committee has the sole authority and responsibility to select, evaluate and replace our independent registered public accounting firm. The Audit Committee must pre-approve all audit engagement fees and terms and all non-audit engagements with the independent registered public accounting firm. The Audit Committee is responsible for monitoring compliance with our Code of Business Conduct and Ethics. The Audit Committee consults with management but does not delegate these responsibilities. A copy of the Audit Committee charter can be found on our website at www.griffoncorp.com.

The Board has determined that Joseph J. Whalen, a member of the Audit Committee since 1999, qualifies as an “Audit Committee Financial Expert”, as defined by SEC rules, based on his education, experience and background.

Our Compensation Committee awards restricted stock and other equity-based awards to officers and employees. The Compensation Committee has overall responsibility for determining and approving the compensation of our Chief Executive Officer and reviewing and approving the annual base salaries and annual incentive opportunities of our executive officers, as well as the Presidents of each of our business units. The Compensation Committee may form and delegate authority to subcommittees as it deems appropriate. The Compensation Committee considers recommendations from our executive officers with respect to executive compensation matters. From time to time, the Company utilizes the services of independent consultants to perform analyses and to make recommendations relative to executive compensation matters. These analyses and recommendations are conveyed to the Compensation Committee, and the Compensation Committee takes such information into consideration in making its compensation decisions. A copy of the Compensation Committee charter can be found on our website at www.griffoncorp.com.

The Finance Committee is responsible for the review of certain proposed acquisition, disposition and equity capital markets transactions, following which it shall make a non-binding recommendation to the full Board of Directors. Under the terms of the Investment Agreement, GS Direct is entitled to designate two of the five members of the finance committee so long as it holds 15% or more of Griffon’s total common equity. In accordance with such arrangements, Messrs. Cardinale and Gross have served as members of the Finance Committee as designees of GS Direct since September 2008. A copy of the Finance Committee Charter can be found on our website at www.griffoncorp.com. See “Certain Relationships and Related Person Transactions” for a more complete description of the terms of the Investment Agreement.

The Nominating and Corporate Governance Committee is responsible for (1) reviewing suggestions of candidates for director made by directors and others; (2) identifying individuals qualified to become Board members, and recommending to the Board the director nominees for the next annual meeting of stockholders; (3) recommending to the Board director nominees for each committee of the Board; (4) recommending to the Board the corporate governance principles applicable to the Company; and (5) overseeing the annual evaluation of the Board and management. There is no difference in the manner in which a nominee is evaluated based on whether the nominee is recommended by a stockholder or otherwise. The Nominating and Corporate Governance Committee has nominated the directors to be elected at this meeting. A copy of the Nominating and Corporate Governance Committee charter can be found on our website at www.griffoncorp.com.

The Nominating and Corporate Governance Committee does not have a formal policy with regard to consideration of diversity in identifying director nominees. Our corporate governance guidelines specify that our Board should be of a sufficient size to provide for sufficient diversity among non-employee directors. The Nominating and Corporate Governance Committee may consider diversity, which could include diversity with respect to experience, skill set, age, areas of expertise and professional background, as well as race, gender and national origins, along with many other criteria, in selecting director nominees.

Risk Oversight

Management is responsible for the day-to-day management of risks for Griffon and its subsidiaries, while our Board of Directors, as a whole and through its committees, is responsible for the oversight of risk management. The Board sets our overall risk management strategy and our risk appetite and ensures the implementation of our risk management framework. Specific board committees are responsible for overseeing specific types of risk. Our Audit Committee periodically discusses risks as they relate to its review of the Company’s financial statements, the evaluation of the effectiveness of internal control over financial reporting, compliance with legal and regulatory requirements including the Sarbanes-Oxley Act, performance of the internal audit function, and review of related party transactions, among other responsibilities set forth in the Audit Committee’s charter. The Audit Committee also periodically reviews our currency exchange and hedging policies, tax exposures and our internal processes to ensure compliance with applicable laws and regulations. Our Audit Committee reviews any employee reports regarding suspected violations of our Code of Conduct. The Audit Committee meets regularly in executive sessions with our director of internal audit and our independent registered public accounting firm, without management present, to discuss if there are areas of concern of which the Board should be aware. The Board, and at certain times, the Finance Committee, monitors risks as they may be related to financing matters such as acquisitions and dispositions, our capital structure, credit facilities, equity and debt issuances, and liquidity. Our Compensation Committee establishes our compensation policies and programs in such a manner that our executives are not incentivized to take on an inappropriate level of risk. Each of our board committees delivers periodic reports to the Board, in order to keep the Board informed about what transpires at committee meetings. In addition, if a particular risk is material or where otherwise appropriate, the full Board may assume oversight over such risk, even if the risk was initially overseen by a committee.

Board Leadership Structure; Executive Sessions

Although we do not require separation of the offices of the Chairman of the Board and Chief Executive Officer, we currently have a different person serving in each such role—Mr. Harvey R. Blau is our Chairman, and Mr. Ronald J. Kramer is our Chief Executive Officer. The decision whether to combine or separate these positions depends on what our Board of Directors deems to be in the long-term interest of shareholders in light of prevailing circumstances. Our Board of Directors believes the Company is well-served by this flexible leadership structure and that the combination or separation of these positions should continue to be considered on an ongoing basis. As noted earlier, each of our other ten directors are independent. We also have a lead independent director. Mr. Martin S. Sussman has been selected as the lead independent director through January 2012. We believe that a lead independent director helps ensure independent oversight over the Company. The lead independent director’s duties and responsibilities include, among others:

•	Presiding at meetings of the Board in which the Chairman is not present, including executive sessions of the independent directors

•	Serving as a liaison between the Chairman and the independent directors

•	Together with the Chairman, establishing the agenda for meetings of the Board

•	Overseeing the flow of information to the Board, and coordinating with the independent directors to ensure that they have access to information they request from time to time

•	Overseeing the board and committee annual self-evaluation process

•	Collaboration with the nominating and corporate governance committee in monitoring the composition and structure of the board

Interested Party Communications

Mail from stockholders and other interested parties can be addressed to Directors in care of the Office of the Secretary, Griffon Corporation, 712 Fifth Avenue, New York, New York 10019. At the direction of the Board of Directors, all mail received will be opened and screened for security purposes. The mail will then be logged in. All mail, other than trivial or obscene items, will be forwarded. Mail addressed to a particular Director will be forwarded or delivered to that Director. Mail addressed to “Outside Directors,” “Independent Directors,” “Non-Employee Directors” or “Non-Management Directors” will be forwarded or delivered to each such director. Mail addressed to the “Board of Directors” will be forwarded or delivered to the Chairman of the Board.

Guidelines for Business Conduct and Governance Guidelines

Our Board of Directors has adopted a Code of Ethics for the Chairman and Chief Executive Officer and senior financial officers of Griffon Corporation. Our Board of Directors has also adopted a Code of Business Conduct and Ethics applicable to all employees in performing their duties. The Code of Business Conduct and Ethics sets forth information and procedures for employees to report ethical or accounting concerns, misconduct or violations of the Code in a confidential manner. The Code of Ethics and Code of Business Conduct and Ethics may be found on our website at www.griffoncorp.com.

Our Board of Directors has also adopted Corporate Governance Guidelines as required by the New York Stock Exchange rules to assist the Board in exercising its responsibilities to Griffon and its stockholders. The Corporate Governance Guidelines may be found on our website at www.griffoncorp.com.

Board Self-Evaluation

The Board is required to conduct an annual self-evaluation that is overseen by our Nominating and Corporate Governance Committee to determine whether the Board and its committees are functioning effectively. In addition, each of the Audit, Compensation, and Nominating and Corporate Governance committees is required to conduct an annual self-evaluation and all committees of the Board are required to review and reassess the adequacy of their charters. The Audit Committee is subject to an annual performance evaluation by the Board of Directors.

Directors’ Nominations

Any stockholder who wants to nominate a candidate for election to the Board must deliver timely notice to our Secretary at our principal executive offices. In order to be timely, the notice must be delivered

•

in the case of an annual meeting, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders, although if the annual meeting is called for a date that is not within 25 days before or after the anniversary date of the prior year’s annual meeting, the notice must be received not later than the close of business on the 10th day following the first to occur of the day on which notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made; and

•

in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the first to occur of the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made.

The stockholder’s notice to the Secretary must set forth

•	as to each person whom the stockholder proposes to nominate for election as a director

—	his name, age, business address and residence address

—	his principal occupation and employment

—	the class and series and number of shares of each class and series of capital stock of Griffon which are owned beneficially or of record by him, and

—

any other information relating to the nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder

•	as to the stockholder giving the notice

—	his name and record address

—	the class and series and number of shares of each class and series of capital stock of the Company which are owned beneficially or of record by him

—

a description of all arrangements or understandings between the stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by the stockholder

—

a representation by him that he is a holder of record of stock of the Company entitled to vote at such meeting and that he intends to appear in person or by proxy at the meeting to nominate the person or persons named in his notice, and

—

any other information relating to the stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

The notice delivered by a stockholder must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected. The stockholder must be a stockholder of record on the date on which he gives the notice described above and on the record date for the determination of stockholders entitled to vote at the meeting.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee are Henry A. Alpert, Dr. Bertrand M. Bell and Rear Admiral Robert G. Harrison (USN Ret.). None of these persons were our officers or employees during fiscal year 2011 or has ever been an officer of the Company. None of our executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on our board of directors or Compensation Committee.

STOCK OWNERSHIP

The following information, including stock ownership, is submitted with respect to our directors, each executive officer named in the “Summary Compensation Table,” for all executive officers and directors as a group, and, based solely on Schedule 13D and 13G filings with the Securities and Exchange Commission, for each holder of more than five percent of our common stock as of November 30, 2011.

Name of Beneficial Owner	Common Stock Beneficially Owned(1)	Percent of Class
The Goldman Sachs Group, Inc. and affiliates(2)(3)	10,008,754	16.3%
Gabelli Funds, LLC(4)	9,094,718	14.5%
Blackrock, Inc. and affiliates(5)	4,931,926	8.0%
Dimensional Fund Advisors(6)	4,275,185	7.0%
NWQ Investment Management Company, LLC(7)	4,004,755	6.5%
Patrick L. Alesia(8)	228,610	*
Henry A. Alpert(9)(10)	64,966	*
Bertrand M. Bell(9) (11)	24,097	*
Harvey R. Blau(8)(9)(12)	2,197,437	3.6%
Gerald J. Cardinale(3)	10,008,754	16.3%
Blaine V. Fogg(9)	25,847	*
Bradley J. Gross(3)	10,008,754	16.3%
Rear Admiral Robert G. Harrison (Ret.)(9)	7,854	*
Seth L. Kaplan(8)	60,000	*
Ronald J. Kramer(8)(9)(13)	3,038,430	4.9%
General Donald J. Kutyna (Ret.)(9)	6,119	*
James A. Mitarotonda(9)(14)(15)	696,504	1.1%
Martin S. Sussman(9)	33,982	*
William H. Waldorf(9)	24,268	*
Douglas J. Wetmore(8)	375,096	*
Joseph J. Whalen(9)	24,123	*
Directors and executive officers as a group (16 persons)(16)	16,816,087	27.1%

*	Less than 1%.

(1)	Unless otherwise indicated, ownership represents sole voting and investment power.

(2)	The address for The Goldman Sachs Group, Inc. and its affiliates is 200 West Street, New York, NY 10004.

(3)

Messrs. Cardinale and Gross are managing directors of Goldman, Sachs & Co. (“Goldman Sachs”). Goldman Sachs is a wholly-owned subsidiary of The Goldman Sachs Group, Inc. (“GS Group”). GS Group and Goldman Sachs may be deemed to beneficially own indirectly, in the aggregate, 10,000,000 shares of our common stock owned directly by GS Direct, L.L.C. (“GS Direct”). GS Direct is a wholly-owned subsidiary of GS Group. Goldman Sachs is the manager of GS Direct. GS Group, Goldman Sachs, GS Direct and Messrs. Cardinale and Gross each disclaim beneficial ownership of these securities except to the extent of its or his pecuniary interest therein, if any. The number of shares listed herein includes 4,377 shares of common stock awarded to each of Messrs. Cardinale and Gross in their capacity as directors pursuant to our director compensation program.

(4)	The address for Gabelli Funds, LLC and its affiliates is One Corporate Center, Rye, New York 10580-1435.

(5)	The address for Blackrock, Inc. is 40 East 52nd Street, New York, NY 10022.

(6)	The address for Dimensional Fund Advisors is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(7)	The address for NWQ Investment Management Company, LLC is 2049 Century Park East, 16th Floor, Los Angeles, CA 90067.

(8)

Includes for Messrs. Blau, Kramer and Alesia 100,000 shares of common stock, 350,000 shares of common stock and 80,000 shares of common stock, respectively, issuable with respect to options currently exercisable and options which become exercisable within 60 days under our stock option plans. Also includes (i) for Messrs. Blau, Kramer, Wetmore and Alesia 28,250 shares, 307 shares, 96 shares and 11,294 shares of common stock, respectively, allocated to their accounts under the ESOP as to which they can direct the vote, and (ii) for Messrs. Blau, Kramer, Wetmore, Alesia and Kaplan, 77,500 shares, 1,575,000 shares, 365,000 shares, 65,000 shares and 55,000 shares of restricted stock, respectively, as to which they can direct the vote.

(9)	Includes shares of common stock granted pursuant to our director compensation program.

(10)	Includes 51,400 shares of common stock owned by the Spartan Petroleum Profit Sharing Trust of which Mr. Alpert is a co-trustee and a beneficiary.

(11)	Includes 16,192 shares of common stock owned by Mr. Bell’s spouse.

(12)	Includes 822,253 shares of common stock owned by Mr. Blau’s spouse. Mr. Blau disclaims beneficial interest of such shares of common stock.

(13)	Includes 40,298 shares of common stock owned by Mr. Kramer’s wife and children. Mr. Kramer disclaims beneficial ownership of such shares of common stock which are in excess of his pecuniary interest.

(14)

Includes 690,599 shares of common stock beneficially owned by Barington Companies Equity Partners, L.P. Mr. Mitarotonda is the sole stockholder and director of LNA Capital Corp., which is the general partner of Barington Capital Group, L.P., which is the majority member of Barington Companies Investors, LLC (“Barington Investors”). Barington Investors is the general partner of Barington Companies Equity Partners, L.P. Mr. Mitarotonda has disclaimed beneficial ownership of these securities, except to the extent of his pecuniary interest therein.

(15)	As previously announced on a Current Form on Report 8-K filed April 26, 2011, Mr. Mitarotonda will not stand for re-election to the Board of Directors at the upcoming Annual Meeting of Stockholders.

(16)

Includes 530,000 shares of common stock issuable with respect to options currently exercisable and options which become exercisable within 60 days granted to executive officers and directors under our stock option plans.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives of Our Compensation Program

Our compensation programs are intended to enable us to attract, motivate, reward and retain the management talent required to achieve operational and corporate objectives, and thereby contribute to the success of the Company with the goal and intention of increasing stockholder value. It is our policy to provide incentives to senior management to achieve both short-term and long-term objectives and to reward exceptional performance and contributions to the management of our businesses and the execution of the short-term and long-term strategic and financial objectives set by the Company’s Board of Directors. Our executive compensation program includes four key components:

•	competitive base salary

•	short-term cash incentive bonuses based upon objective and subjective company and individual performance

•	equity-based long-term incentive compensation, and

•	retirement, health and welfare benefits, and limited perquisites.

We believe that the compensation of our executives should reflect the executives’ level of job responsibility and be related to individual and company performance. Because the performance of our executives greatly impacts our results, a significant portion of their compensation should be variable and based on individual and corporate performance. Our approach to compensation relates, in large part, to the fact that our Company is a diversified holding company. As such, our senior corporate management’s responsibilities include both managing and assessing the operational results at our principal subsidiaries and businesses, and overseeing the following financial activities, among others:

•	the maintenance of our strong consolidated balance sheet

•	the allocation of our capital and resources

•	the assessment and determination of our capital requirements and needs

•	our cash and cash equivalent liquidity

•	our financing transactions

•	the identification of and execution on advantageous acquisition or disposition opportunities, and

•	the continuing evaluation of all our assets.

In this regard, our senior management is engaged in ongoing analysis of (i) where, when and how our capital resources should be allocated, (ii) whether the current deployment of our capital resources is optimal, and (iii) whether our existing business lines should be expanded or curtailed, or if we ought to further diversify into new business lines or activities.

The Compensation Committee has sought to align these corporate and operational objectives with the compensation programs under which our senior management has been remunerated, in a manner consistent with the business direction and strategic plan created and approved by the Company’s Board of Directors. In this regard, the Compensation Committee selected working capital and earnings before interest, taxes, depreciation and amortization (“EBITDA”) as bonus performance measures for fiscal year 2011, reflecting the Board of Directors’ mandate and belief that (i) maintaining adequate levels of working capital (as a key indicator of creating and maintaining a strong balance sheet to provide financial strength in general and to withstand the uncertainties of the current state of the United States and world economies) and (ii) managing operational results (including maximizing cash generation from operations) contribute to Griffon’s continuing financial success while also acting as a check against each other, and therefore as a natural risk management tool, with respect to the management of the business.

In January 2009, the Compensation Committee approved a general policy against providing tax gross-ups, except in unusual circumstances where the Compensation Committee believes that accommodations have to be made to recruit a new executive to the Company. Even in those circumstances, any such tax gross- up would be limited to payments triggered by both a change in control and termination of employment and would be subject to a three year sunset provision. Since the adoption of this policy, we have not provided any tax gross-ups to our executives other than the amendment described below to the existing gross-up provision in our employment agreement with Mr. Kramer.

We do not believe that our compensation programs are structured to reward inappropriate risk-taking, and have concluded that our compensation policies and practices are not reasonably likely to result in a material adverse effect, for several reasons, including the following:

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Under our annual performance bonus plan, we used multiple objective incentive performance measures to determine annual cash bonus eligibility for Messrs. Kramer and Wetmore, in order to discourage focusing on a single performance measure.

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We provide a mix of variable performance-based annual cash compensation (under our annual performance bonus plan), fixed cash compensation in the form of base salaries, and long-term equity compensation in the form of time-vesting and, beginning in 2011, performance-based restricted stock awards. We believe this combination of variable and fixed cash compensation, and a long-term equity interest, which is significantly performance-based and in other respects vests over time, appropriately incentivizes and rewards management while at the same time encourages appropriate-vbut not excessive – levels of risk assumption.

•

The design of our compensation programs encourages executives to remain focused on both the short-term and long-term success of the Company’s operational and consolidated financial position and objectives. In this regard, a portion of compensation is delivered to executives in the form of an annual bonus (subject to reduction in amount through the exercise of “negative discretion” by the Compensation Committee) tied to near-term objective and/or subjective performance criteria, and a significant portion is delivered pursuant to equity awards in the form of both time-vesting restricted stock with cliff vesting after a minimum three-year period and, beginning in 2011, performance-based restricted stock awards. The Compensation Committee believes that these restricted share awards focus our executives on the long-term success of the Company.

•	We have adopted stock ownership guidelines, which serve to align the interests of our directors and executives with those of our stockholders, and encourage focus on long term performance.

•	The Compensation Committee engages an independent compensation consultant from time to time to guide it in making compensation decisions.

Executive Compensation Decisions—The Role of the Compensation Committee, Executives and Consultants

The Compensation Committee is responsible for evaluating and approving the compensation of our executive officers and the presidents of our business units. The Compensation Committee considers recommendations from our Chief Executive Officer with respect to executive compensation matters, except regarding his own compensation. From time to time, including with respect to certain compensatory decisions made in fiscal year 2011, the Compensation Committee utilizes the services of an independent consulting firm to perform analyses and to make recommendations relative to executive compensation matters. The Compensation Committee takes such information into consideration in making its compensation decisions. The Compensation Committee also receives input from the Company’s outside directors to enable it to coordinate our compensation programs with the policy objectives approved by the Board.

Determination of Compensation Levels

In setting compensation levels, including bonus eligibility levels for our Chief Executive Officer and Chief Financial Officer under our performance bonus plan, and the mix of compensation for fiscal year 2011, the Compensation Committee took into account several factors. These include existing employment agreements with individual executives, the desire to motivate the executives and align the compensation of the executives with the financial performance of the Company by providing a substantial portion of the executives’ compensation in the form of performance-based compensation, and the Compensation Committee’s subjective assessment of the individual’s experience, responsibilities, management, leadership abilities and job performance. Although the Compensation Committee has in the past used focused marketplace compensation analysis and benchmarking for comparison purposes in connection with the recruitment and retention of our executive officers, and may use such data as one of the factors in determining compensation of its executive officers in the future, the Compensation Committee did not use benchmarking in the setting of compensation levels in fiscal year 2011. The Compensation Committee recognizes that Griffon has adopted an approach that focuses not only on the appropriate deployment of and return of capital in our existing businesses, but also on growth and diversification. Accordingly, while the Committee recognizes the benefit of using comparative information in determining compensation at the corporate level, it also recognizes the limitations of such comparisons for a company, such as Griffon, that has shown dynamic development and growth potential.

From time to time, the Compensation Committee has retained GK Partners Inc., an independent outside executive compensation consulting firm, to assist it in evaluating Griffon’s executive compensation practices for senior management personnel as well as Griffon’s director compensation practices. GK Partners is retained directly by the Compensation Committee. In the fall of 2010, GK Partners was retained by the Committee to assist it in the following respects:

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to advise the Committee as to whether the performance measures, objectives and bonus opportunities being considered by the Committee for Messrs. Kramer and Wetmore with respect to annual cash performance bonuses for fiscal 2011 are reasonable and appropriate in light of Griffon’s operational and strategic objectives;

•

to perform a marketplace study regarding director compensation programs for companies of similar size to that of Griffon, and to propose to the Committee (for recommendation to the Board) a revised director compensation program to ensure that Griffon’s director compensation program is in line with that of its peers; and

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to advise the Committee on other matters from time to time as requested by the Committee, including providing marketplace data points to the Committee regarding other companies to keep the Committee informed as to compensation levels of the executive officers of companies of similar type and/or size. In assessing compensation levels, the Compensation Committee has been generally cognizant of the high cost of living, especially housing expense, in the New York-New Jersey-Connecticut metropolitan area.

Although the annual advisory shareholder vote on executive compensation is non-binding, the Committee has considered, and will continue to consider, the outcome of this vote each year when making compensation decisions for our Chief Executive Officer and other named executive officers. At our annual meeting of shareholders held on February 3, 2011, approximately 77% of the shareholders who voted on the “say-on-pay” proposal approved the compensation of our named executive officers, while approximately 12% voted against (with approximately 11% abstaining). The Committee believes that this shareholder vote strongly endorses the compensation philosophy of the Company.

Elements of Executive Compensation

Base Salary. We pay a base salary that the Compensation Committee determines is competitive with respect to the scope, responsibilities and skills required of the particular position in order to attract and retain qualified individuals. As discussed above, the Compensation Committee assesses compensation from other companies from time to time by analyzing the compensation paid in the marketplace. Annual merit increases are considered after annual review, on a subjective basis, and we are contractually obligated to give our Chief Executive Officer an annual cost of living adjustment.

In March 2008, we entered into an employment agreement with Ronald J. Kramer, pursuant to which he became our Chief Executive Officer, as described herein under “Employment Agreements.” Mr. Kramer’s employment agreement provided for an initial annual base salary of $775,000, subject to a required annual cost of living increase, as well as discretionary annual increases. Mr. Kramer’s salary was increased to $800,000 for fiscal year 2009. In light of the challenging economic environment in which we were operating, Mr. Kramer declined any salary increase (including the cost of living increase to which he is contractually entitled) for fiscal year 2010, and therefore his salary remained at $800,000 for fiscal year 2010. The Compensation Committee, after considering the financing and transactional achievements in fiscal 2010 that were accomplished under Mr. Kramer’s leadership, including the successful convertible debt offering and the Ames True Temper (“Ames”) acquisition and related financing, as well as the improved operating results of the Company’s business segments in fiscal 2010, approved an increase in Mr. Kramer’s salary to $880,000 for fiscal year 2011. Mr. Kramer’s base salary was increased to $913,440, effective October 1, 2011, representing a 3.8% cost of living increase pursuant to the terms of Mr. Kramer’s employment contract.

In August 2009, we entered into an employment agreement with Douglas J. Wetmore, pursuant to which he became our Executive Vice President and Chief Financial Officer, as described herein under “Employment Agreements.” Mr. Wetmore’s employment agreement provided for an initial annual base salary of $500,000, subject to discretionary increases. The base salary under this agreement was established by our Compensation Committee. The Compensation Committee determined that this annual base salary was necessary in order to recruit Mr. Wetmore. Mr. Wetmore’s base salary was increased to $550,000, effective December 1, 2010, reflecting the critical role Mr. Wetmore played in the Ames acquisition and related financing and the improvements in various areas within Mr. Wetmore’s functional responsibility since assuming the role of Chief Financial Officer in September 2009. Mr. Wetmore’s salary was increased to $570,900, effective December 1, 2011.

With respect to Patrick L. Alesia, our Senior Vice President and Chief Administrative Officer, in 2010 the Compensation Committee considered Mr. Alesia’s participation in the Company’s SERP, his prior equity awards and prior salary increases and bonus awards, as well as the existing challenging economic environment, and concluded that Mr. Alesia’s current total compensation package was appropriate and, accordingly, the Compensation Committee did not increase Mr. Alesia’s annual base salary in fiscal year 2010 from the $435,000 per annum that he received for fiscal year 2009. Mr. Alesia’s base salary was increased to $445,000, effective December 1, 2010, reflecting the smooth and effective transition he made to Chief Administrative Officer beginning in the fall 2009.

In May 2010, we entered into an employment agreement with Seth L. Kaplan, pursuant to which he became our Senior Vice President, General Counsel and Secretary, and a related Severance Agreement with Mr. Kaplan, as discussed herein under “Employment Agreements.” Mr. Kaplan’s employment agreement provided for an initial annual base salary of $312,500, subject to discretionary increases. The base salary under this agreement was established by our Compensation Committee. The Compensation Committee determined that this annual base salary was necessary in order to recruit Mr. Kaplan. Mr. Kaplan’s base salary was increased to $320,000, effective December 1, 2010, reflecting the important role Mr. Kaplan played in the Ames acquisition and related financing, as well as improvements in the Company’s legal function since the start of Mr. Kaplan’s employment. Mr. Kaplan’s salary was increased to $332,160, effective December 1, 2011.

Annual Cash Incentive Bonuses. Annual cash incentive bonuses are designed to provide a significant and variable financial opportunity to our executive officers on an annual basis based upon Company and individual performance.

In November 2010, our Board of Directors adopted the 2011 Performance Bonus Plan, which was approved by stockholders at our annual meeting of stockholders held on February 3, 2011. This plan replaced our prior 2006 Performance Bonus Plan. Bonus awards under the 2011 Performance Bonus Plan, if any, are intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code. Accordingly, the 2011 Performance Bonus Plan maximizes the deductibility of compensation paid to our senior executives who are subject to Section 162(m)’s potential deduction limitations. The Performance Bonus Plan is administered by the Compensation Committee, which selects the participants and establishes the performance periods and the specific objective performance goals to be achieved during those periods. The Compensation Committee believes that the 2011 Performance Bonus Plan supports our Company’s pay-for- performance philosophy by making the payment of annual bonus amounts to our most senior executive officers contingent upon the achievement of pre-established and objective performance goals. Moreover, the Compensation Committee retains, and in recent years has exercised, negative discretion to reduce bonus awards otherwise earned through the attainment of the performance goals.

In December 2010, in accordance with and pursuant to the 2011 Performance Bonus Plan, the Compensation Committee established objective, calculable and prospective goals under that plan for fiscal year 2011. These goals were established by the Compensation Committee to be consistent with our operational, strategic and capital objectives for fiscal year 2011 approved by the Board at the beginning of the fiscal year. In establishing goals, the Compensation Committee seeks to create incentives for the attainment of the capital, strategic and operational objectives set by the Board. The establishing by the Committee of the goals for fiscal year 2011 was contingent upon stockholder approval of the 2011Performance Bonus Plan, which approval was obtained on February 3, 2011.

Consistent with the strategy and business objectives set by the Board, the Compensation Committee determined that objectives should be established in two different areas – achieving strong operating results, as measured by EBITDA, and continuing to strengthen Griffon’s balance sheet, as measured by working capital improvement. Although the consummation of one or more acquisitions was a bonus objective for Messrs. Kramer and Wetmore with respect to fiscal 2010, the Committee decided not to utilize this as a bonus measure for fiscal 2011, and instead decided that long-term growth should be incentivized and rewarded through the use of equity grants. With respect to Mr. Kramer, levels of achievement were established for each objective, up to a maximum potential bonus of $5 million for the attainment of a specified level of EBITDA and $5 million for a specified level of working capital. With respect to Mr. Wetmore, the maximum potential bonus amounts determined were $1 million for the attainment of a specified level of EBITDA and $1 million for a specified level of working capital. The Compensation Committee retained the power to reduce (but not increase) the bonuses actually awarded under the 2011 Performance Bonus Plan to ensure that the aggregate bonus actually paid under that Plan to any individual was, in the judgment of the Compensation Committee, reasonable and in the best interests of the Company.

The Committee establishes EBITDA targets after the Board has reviewed the Griffon operating plan developed by management for the coming fiscal year. That operating plan incorporates the plans and budgets of each of the Company’s operating subsidiaries, and requires that certain levels of organic growth be achieved for the payment of target bonuses at the subsidiary levels. In establishing EBITDA targets, the Compensation Committee considered similar factors to those considered when EBITDA target levels were set for fiscal 2010—namely, the challenging economic environment the Company’s businesses faced in December 2010, including the impact of the downturn in the U.S. economy, and in particular in the U.S. housing market, on the Company’s building products business. The Committee considered that these factors were likely to also impact Ames, the Company’s lawn and garden tool business that was acquired on September 30, 2010. The Compensation Committee also considered the likelihood of enhanced merger and acquisition, and financing activities, and the potential for those changes to result in increased general and administrative expenses and to increase cash generation. The Compensation Committee concluded that the EBITDA targets would create an incentive to control general and administrative expenses. Based on the foregoing, the Compensation Committee established an EBITDA target that ranged from $130 million as a minimum threshold for bonus eligibility under the 2011 Performance Bonus Plan for operational results to $180 million as the level at which a maximum bonus could be awarded.

In establishing working capital targets, the Compensation Committee considered the capital requirements of the Company necessary for the Company to maintain a strong balance sheet and desirable levels of liquidity for fiscal year 2011. The Committee believes that working capital is an appropriate measure of financial strength and stability as it prevents excessive reliance on short-term borrowings, thereby reducing the Company’s exposure to uncertainties of the capital markets. The Committee considered, in particular, the desire to strengthen the Company’s balance sheet through a refinancing of the Company’s debt incurred to finance the Ames acquisition and other indebtedness of the Company. The Compensation Committee also considered anticipated cash expenditures for fiscal year 2011. Finally, the Compensation Committee recognized the inherent tension between maintaining a strong working capital position and the mandate of the Company’s Board of Directors to accelerate earnings growth through acquisitions of synergistic or complementary businesses. To address this, the Compensation Committee determined that 50% of amounts expended in connection with such mandated acquisitions would be added back to the Company’s fiscal year 2011 final working capital levels. The fiscal year 2011 year-end working capital levels permitting the payment of bonuses, as determined by the Compensation Committee, ranged from $427.7 million as a minimum threshold to $464.7 million at which a maximum bonus could be awarded.

After the conclusion of fiscal year 2011 and the preparation of the Company’s audited financial statements, the Compensation Committee held meetings in which the Committee reviewed the extent to which targets established under the 2011 Performance Bonus Plan were attained and considered the extent to which bonuses under that plan would be paid. The Committee determined that Mr. Kramer was eligible for a $2.1 million bonus as a result of the EBITDA generated by the Company’s operations (actual EBITDA fell between the “target” level of $130 million, which provided for a payout of $1.3 million, and the “out” level of $153 million, which provided for a payout of $2.6 million and, as previously approved by the Committee, interpolation was used to arrive at the $2.1 million amount), and a bonus of $5 million based upon the level of the Company’s working capital at year end (actual working capital at year end exceeded the maximum year end working capital target of $464.7 million), for a total aggregate bonus of $7.1 million. Similarly, the Committee determined that Mr. Wetmore was eligible for a $0.4 million bonus as a result of the attainment of the EBITDA generated by the Company’s operations (actual EBITDA fell between the “target” level of $130 million, which provided for a payout of $250,000, and the “out” level of $153 million, which provided for a payout of $0.5 million and, as previously approved by the Committee, interpolation was used to arrive at the $0.4 million amount), and a bonus of $1.0 million based upon the level of the Company’s working capital at year end (actual working capital at year end exceeded the maximum year end working capital target of $464.7 million), for a total aggregate bonus of $1.4 million. While recognizing that (i) the efforts of Messrs. Kramer and Wetmore were substantial and invaluable in obtaining on favorable terms a $200 million revolving credit facility and effectuating, at a propitious point in time and on favorable terms to the Company, the refinancing of the debt incurred to finance the Ames transaction and other indebtedness of the Company, both of which substantially strengthened the Company’s balance sheet and liquidity, and (ii) the Company’s gross revenues, net sales, operating income and EBITDA had increased substantially from the prior year, the Compensation Committee took into consideration the disappointing performance of the Company’s Plastics business and recognized that the Company’s stock price had not performed well during fiscal 2011. As a result, the Compensation Committee determined to exercise negative discretion with respect to each of Messrs. Kramer and Wetmore, and concluded that a cash bonus of $3.5 million, representing a cutback of 51%, should be paid to Mr. Kramer and a cash bonus of $650,000, representing a cutback of 54%, should be paid to Mr. Wetmore.

The bonuses for Messrs. Alesia and Kaplan are discretionary and are based primarily upon a subjective analysis by the Compensation Committee of each such executive’s individual performance. The Compensation Committee determined that Mr. Alesia continued to perform well in the position of Chief Administrative Officer, and that the Company benefitted from Mr. Alesia’s lengthy tenure and continuity with the Company. Based on these considerations, the Compensation Committee awarded Mr. Alesia a bonus of $125,000 in respect of fiscal year 2011. The Committee determined that, in light of the contributions and enhancements made by Mr. Kaplan relating to the Company’s legal function during fiscal 2011, Mr. Kaplan be awarded a bonus of $160,000 in respect of fiscal year 2011.

Equity-based Compensation. Equity-based compensation is designed to provide incentives to our executive officers to build stockholder value over the long term by aligning their interests with the interest of stockholders. Historically, equity-based compensation consisted of stock options granted by the Compensation Committee under our stock option plans. In 2006, we began granting time-based restricted stock awards as the Compensation Committee determined that this was a more effective vehicle for the motivation and retention of our executive officers. The Committee believes that equity-based compensation provides an incentive that focuses the executive’s attention on managing our Company from the perspective of an owner with an equity stake in the business. In determining the amount of equity-based compensation to be awarded to our named executive officers, the Compensation Committee takes into consideration, among other things, the level of the officer’s responsibility, performance of the officer, other compensation elements and the amount of previous grants of stock and options. In addition, with respect to recruiting an executive officer to join our Company, the amount of equity consideration may be negotiated to reflect the amount necessary to hire the desired person. The largest grants are generally awarded to the most senior officers who, in the view of the Compensation Committee, have the greatest potential to have an impact on our profitability, growth and financial position.

Pursuant to our 2011 Equity Incentive Plan (the “Incentive Plan”), we may issue equity awards in respect of up to 3,000,000 shares of our common stock. The Compensation Committee believes that the Incentive Plan allows our Company to attract and retain executive management by providing them with appropriate equity-based incentives and rewards for superior performance.

On February 11, 2011, Mr. Kramer was granted 700,000 shares of restricted stock. Subject to Mr. Kramer’s continued employment, of the 700,000 shares granted to Mr. Kramer, 200,000 will cliff vest in full on February 11, 2014, and 500,000 shares will vest upon the first to occur of (i) such time as the Company’s common stock closes at a price of $16.00 or higher for thirty consecutive trading days, and (ii) February 11, 2018. This award is subject to earlier vesting in the event of death, Disability, a Change in Control of our Company or if Mr. Kramer is terminated without Cause or leaves for Good Reason (as such terms are defined in Mr. Kramer’s Employment Agreement).

Similarly, on February 11, 2011, Mr. Wetmore was granted 150,000 shares of restricted stock. Subject to Mr. Wetmore’s continued employment, of the 150,000 shares granted to Mr. Wetmore, 60,000 will cliff vest in full on February 11, 2014, and 90,000 shares will vest upon the first to occur of (i) such time as the Company’s common stock closes at a price of $16.00 or higher for thirty consecutive trading days, and (ii) February 11, 2018. This award is subject to earlier vesting in full if Mr. Wetmore is terminated without Cause or leaves for Good Reason, and is subject to earlier vesting on a pro rata basis if Mr. Wetmore’s employment terminates due to Disability (as such terms are defined in Mr. Wetmore’s Employment Agreement).

The Compensation Committee determined to grant these awards to serve three important corporate purposes: (i) first, to reward Messrs. Kramer and Wetmore for the successful structuring, execution and completion of the recent Ames True Temper acquisition; (ii) second, to provide enhanced retention, motivation and focus for Messrs. Kramer and Wetmore to advance the success of the Company’s businesses, including the continuing integration and supervision of the recently-acquired Ames business; and (iii) third, to reflect the Committee’s desire and intent to provide a substantial portion of the compensation of Messrs. Kramer and Wetmore in the form of equity, including, in particular, equity with performance-based vesting, thereby further aligning the respective interests of Messrs. Kramer and Wetmore with those of the Company’s shareholders while at the same time acting as a risk-mitigation tool to decrease the incentive for excessive short-term risk-taking. The Compensation Committee determined that these goals would be achieved by weighting the equity awards more heavily toward performance-based vesting and by providing for three year cliff vesting for the non-performance-based portion of the equity awards. The requirement that the Company’s common stock close at a price of $16.00 or higher for thirty consecutive trading days was originally a twenty-consecutive trading day requirement; the Committee approved the change to thirty days in December 2011.

The Committee has expressed the view that the awards granted to Messrs. Kramer and Wetmore on February 11, 2011 were intended as “multi-year” awards, and therefore neither Mr. Kramer nor Mr. Wetmore will be considered for the grant of an annual equity award prior to fiscal 2013.

On November 15, 2010, each of Messrs. Kaplan and Alesia were granted 15,000 shares of restricted stock under our 2006 Equity Incentive Plan cliff vesting on November 15, 2013, subject to earlier vesting if within two years of a Change in Control the executive is terminated without Cause or leaves for Good Reason (as such terms are defined in the executive’s Severance Agreement). The Compensation Committee determined to grant these awards (i) based on a subjective analysis of the executive’s performance, (ii) to provide an incentive for the executive to remain in the Company’s employ, (iii) together with our stock ownership guidelines, to align the executive’s interests with those of the Company’s stockholders and (iv) as a measure of compensation risk to management in that they require the executive to remain with the Company for a significant period of time before vesting in the equity award and effectively subjects the executive to the same share value risks to which our stockholders will be subject to during the applicable cliff vesting period. On December 7, 2011, Mr. Kaplan was granted 45,000 shares of restricted stock under our 2011 Equity Incentive Plan, which restricted shares will vest on December 7, 2014 if, and only if, certain specified financial performance criteria of the Company are attained. If the performance criteria are not attained, the restricted shares will be forfeited. These restricted shares are subject to earlier vesting if within two years after a Change in Control Mr. Kaplan is terminated without Cause or leaves for Good Reason.

With respect to the vesting period for each of these restricted stock awards (except for the performance-based awards granted to Messrs. Kramer and Wetmore in February 2011), the Compensation Committee determined that the Company would benefit from the retention element provided by a three year cliff vesting period with respect to each executive. Additionally, the Compensation Committee determined that cliff vesting, rather than pro-rata annual vesting, would better align the executive’s compensation interests with longer-term business strategies and tactics during the next three fiscal years, and reduce any motivation to engage in short-term strategies that may increase the Company’s share price in the near term, but not create the best foundation for maximizing long-term stockholder value. The long-term vesting requirement is therefore also considered a disincentive to excessive risk taking by management as any adverse consequences of such risks would be reflected in the value of the equity awards by the time those awards vest.

Retirement, Health and Welfare Benefits and Other Perquisites. Effective October 1, 1996, we adopted the Griffon Corporation Supplemental Executive Retirement Plan (SERP) for certain of our officers. The Company adopted and continues to maintain the SERP for its long service employees as an incentive for both current performance and continued service with our Company. Patrick L. Alesia is our only active participant in this plan.

The normal retirement age under the SERP is 72. No benefit is payable unless a participant is vested at the time of termination of employment. A participant’s right to receive a benefit vests after 20 years of service and one year of participation in the SERP, or upon a Change of Control (as defined in the SERP).

The SERP provides an annual benefit upon termination equal to the sum of .25% of Average Base Salary and 1.5% of Average Bonus/Incentive Compensation multiplied by completed years of service (up to a maximum of 30). “Average” means, for each of “Average Base Salary” and “Average Bonus/Incentive Compensation,” the average of the three highest paid years out of the last ten prior to retirement. Benefits are adjusted for early retirement and retirement after the normal retirement date. Retirement benefits are payable for life, with a guarantee of 10 years of payments. In addition, the SERP provides a pre-retirement death benefit payable for 10 years to the participant’s beneficiary. Notwithstanding the foregoing, upon a Change in Control (as defined in the SERP), the participant’s retirement benefits will be paid in a lump sum.

In addition, our executive officers are entitled to participate in all of our employee benefit plans, including medical, dental, vision, group life, disability, accidental death and dismemberment insurance and our 401(k) Retirement Plan and Employee Stock Ownership Plan. We provide vacation and paid holidays to our executive officers. We provide additional medical benefits to our named executive officers pursuant to a secondary self-insured health insurance plan that covers items not covered by our primary health insurance plan available to our employees generally. We also provide certain of our executive officers with a leased car or allowance and/or additional life insurance not available to our employees generally. We provide these perquisites to Messrs. Kramer, Wetmore and Kaplan pursuant to the terms of their respective employment agreements and to Mr. Alesia as a means to retain his services to our Company. See the Summary Compensation Table for details regarding the value of perquisites received by our executive officers. We also provide Mr. Kramer a Company car and driver pursuant to the terms of Mr. Kramer’s employment agreement; to the extent Mr. Kramer utilizes this service for personal use, the relative value is reflected in the Summary Compensation Table.

Employment Agreements

In March 2008, we entered into an employment agreement with Ronald J. Kramer, pursuant to which he became our Chief Executive Officer effective April 1, 2008. We entered into an amendment to this agreement with Mr. Kramer on February 3, 2011. Pursuant to the terms of the employment agreement, as amended, Mr. Kramer’s term of employment with us continues for three years from the date on which either party gives notice that the term of employment will not be further renewed. The agreement provided for Mr. Kramer to receive an initial annual base salary of $775,000, subject to cost of living and discretionary increases. Under the terms of the agreement, Mr. Kramer is eligible for an annual cash bonus as determined by the Compensation Committee. Mr. Kramer is also entitled to receive severance payments upon termination of his employment under certain circumstances, as more fully described below under “Potential Payments Upon Termination or Change in Control.” Additionally, Mr. Kramer is entitled in certain circumstances to receive a tax gross-up payment to cover any excise tax due under Section 4999 of the Internal Revenue Code as a result of a change in control occurring on or prior to April 1, 2012. Mr. Kramer is also entitled to a limited tax gross-up payment with respect to a change in control occurring after April 1, 2012 and on or before December 31, 2012, as described below. Although the Compensation Committee’s general policy is to not provide tax gross-ups, the Compensation Committee determined that it was appropriate to include those tax gross-up provisions in Mr. Kramer’s employment agreement as a means of recruiting him to join and remain with the Company.

The material terms of the February 3, 2011 amendment to Mr. Kramer’s employment agreement included the following:

•	We agreed to provide a driver for the automobile to which Mr. Kramer is entitled

•	We agreed to increase the amount of the death benefit under Mr. Kramer’s life insurance policy from $5,000,000 to $10,000,000

•	We modified Mr. Kramer’s entitlement to a gross-up payment for excise taxes that may be incurred under Section 4999 of the Internal Revenue Code (the “Code”) so that Mr.

Kramer would not be required to bear the portion of any excise tax under Code Section 4999 with respect to a change in control occurring during the period April 2, 2012 to December 31, 2012 solely attributable to the fact that the small amount of fees Mr. Kramer received in calendar 2007 when he served only as a non-employee director of Griffon would (pursuant to Code Section 280G and the regulations thereunder) be included in determining Mr. Kramer’s five year average compensation for a change in control occurring during such period

The Committee believed it was appropriate to enter into the amendment to Mr. Kramer’s employment agreement in light of Mr. Kramer’s strong leadership and performance since joining the Company in April 2008, and as an additional mechanism to retain Mr. Kramer’s services as our Chief Executive Officer. Furthermore, the Committee believed that the application of Code Section 4999 to include director’s fees received by Mr. Kramer prior to his becoming an executive of the Company in determining Mr. Kramer’s five year average compensation produced an inequitable result and disadvantaged Mr. Kramer as compared to an executive who might have joined the Company with no such prior affiliation with the Company.

Pursuant to the terms of Mr. Kramer’s employment agreement, Mr. Kramer received restricted stock grants of 250,000 shares, 75,000 shares and 25,000 shares on April 1, 2008, October 1, 2008 and October 1, 2009. These awards of restricted stock cliff vested on April 1, 2011.

On August 6, 2009, we entered into an employment agreement with Douglas J. Wetmore, pursuant to which he became our Executive Vice President and Chief Financial Officer effective September 1, 2009. Pursuant to the employment agreement, Mr. Wetmore’s initial term of employment will continue until September 1, 2013 and thereafter will automatically renew for successive one-year periods, unless either party provides appropriate notice of non-renewal to the other party. The agreement provided for Mr. Wetmore to receive an initial annual base salary of $500,000, subject to discretionary increases. Commencing with the 2010 fiscal year, Mr. Wetmore became eligible for an annual performance based bonus (at a target of 75% of base salary). Mr. Wetmore is also eligible to receive discretionary bonuses as determined by the Compensation Committee. Mr. Wetmore shall also be entitled to receive severance payments upon termination of his employment under certain circumstances, as more fully described below under “Potential Payments Upon Termination or Change in Control.” Mr. Wetmore received the severance arrangement as an inducement to recruit him to join our Company.

Pursuant to the terms of Mr. Wetmore’s employment agreement, on September 1, 2009, Mr. Wetmore received a restricted stock grant of 200,000 shares of common stock under the Company’s 2006 Equity Incentive Plan, which will vest on September 1, 2013, subject to Mr. Wetmore’s continued employment with the Company. Notwithstanding the foregoing, the restricted stock grant shall immediately vest in full in the event of termination of Mr. Wetmore’s employment without Cause or if he leaves for Good Reason (as such terms are defined in Mr. Wetmore’s employment agreement). If Mr. Wetmore’s employment terminates due to disability, a pro-rata portion of the restricted stock grant will vest.

On April 27, 2010, we entered into an employment agreement and related severance agreement with Seth L. Kaplan, pursuant to which he became our Senior Vice President, General Counsel and Secretary effective on May 17, 2010. Pursuant to these agreements, Mr. Kaplan’s initial term of employment will continue until May 17, 2014 and thereafter will automatically renew for successive one-year periods, unless either party provides appropriate notice of non-renewal to the other party. The agreement provided for Mr. Kaplan to receive an initial annual base salary of $312,500, subject to discretionary increases. Commencing with the 2010 fiscal year, Mr. Kaplan is eligible for an annual cash bonus (at a target of 50% of base salary), which bonus was pro-rated for the 2010 fiscal year. Mr. Kaplan shall also be entitled to receive severance payments upon termination of his employment under certain circumstances, as more fully described below under “Potential Payments Upon Termination or Change in Control.” Mr. Kaplan received the severance arrangement as an inducement to recruit him to join our Company.

Pursuant to the terms of Mr. Kaplan’s employment agreement, on May 17, 2010, Mr. Kaplan received a restricted stock grant of 40,000 shares of common stock under the Company’s 2006 Equity Incentive Plan, which will vest on May 17, 2014, subject to Mr. Kaplan’s continued employment with the Company. Notwithstanding the foregoing, the restricted stock grant shall immediately vest in full in the event of termination of Mr. Kaplan’s employment without Cause or if he leaves for Good Reason (as such terms are defined in Mr. Kaplan’s severance agreement). If Mr. Kaplan’s employment terminates due to disability, a pro-rata portion of the restricted stock grant will vest.

Patrick L. Alesia, our Senior Vice President and Chief Administrative Officer, is not bound by an employment agreement with us, but is party to an agreement, entered into in July 2006, which provides severance in the event he is terminated under certain circumstances within 24 months after a change in control, as more fully described below under “Potential Payments Upon Termination or Change in Control.” The severance agreement is subject to automatic renewal unless a party gives 120 days prior written notice to the other of non-renewal; notwithstanding the foregoing, the severance agreement shall not terminate if a change in control occurs during the term of the severance agreement. During the term of his severance agreement, Mr. Alesia has agreed to continue to perform his regular respective duties as an executive of the Company.

With respect to the agreements described above, each of Messrs. Kramer, Wetmore, Alesia and Kaplan has agreed to a customary non-competition provision that extends for a post-termination period. This period is twelve months for Mr. Kramer, eighteen months for Messrs. Wetmore and Kaplan, and twenty-four months for Mr. Alesia. Messrs. Kramer, Wetmore, Alesia and Kaplan have also agreed to customary terms regarding the protection and confidentiality of our trade secrets, proprietary information and technologies, designs and inventions. A “change in control” is generally defined in the agreements to include, among other things, the acquisition by a person or entity of more than 30% of the voting securities of our Company, the current Board of Directors no longer constituting a majority of the Board (directors approved by the existing Board will be considered a part of the current Board), and certain merger or sale of assets transactions.

Stock Ownership Guidelines

In November 2010, we adopted stock ownership guidelines which require that our executive officers acquire, over time, a certain number of shares of our common stock. Under the Company’s stock ownership guidelines:

•	the target number of shares for compliance is stated in dollar amounts

•

the executive is required, within three years of the adoption of the policy (or, for future executive officers, within three years of assuming such position with the Company), to reach the target dollar value through ownership of shares of common stock and to retain the target amount of shares until termination of service

•	the target dollar value is as follows:

Position	Target Dollar Value
CEO	5x Salary
CFO	3x Salary
Executive Officers other than CEO and CFO	2x Salary
Business Unit Presidents	2x Salary

•

until the target dollar value has been reached, the executive must retain all “net” shares received under any Company equity compensation program (“net” shares means all shares net of taxes and, in the case of options, exercise price)

•	testing for compliance is done quarterly

•

once the executive holds the target dollar value as of a testing date, he is deemed to be in compliance with the policy so long as he continues to hold at least the number of shares he held as of that testing date

•	the following shares count toward reaching the applicable guideline amount:

—	restricted shares granted under our equity incentive plans

—	shares held by an investment fund or other investment vehicle with which the executive is affiliated

—

shares held by a parent, child or grandchild of the executive, or by a trust or other entity established for any such family members, so long as the executive retains the power to dispose of the shares

•	if an executive fails to be in compliance within the applicable three year period, this can be considered by the Compensation Committee in determining future equity awards

Under these guidelines, each of our executive officers and business unit presidents either holds shares with a value greater than the applicable target dollar value, or we believe will own such amount of shares within the specified three-year period. At the end of the three-year period, any executive who does not hold shares with the requisite target value is restricted from selling any shares received under our equity plans (net of shares that may be used to pay taxes and, in the case of options, exercise price). We monitor compliance with the guidelines on a periodic basis. Our Stock Ownership Guidelines apply to directors as well, as described below in the discussion of the compensation of our Board of Directors.

Tax and Accounting Implications

Internal Revenue Code Section 162(m) prevents publicly traded companies from receiving a tax deduction on certain compensation in excess of $1,000,000 for each covered executive officer in any taxable year. Compensation that is “performance-based” under the Internal Revenue Code’s definition is exempt from this limit.

Cash bonuses paid under our Performance Bonus Plan are performance-based, and therefore deductible, under Section 162(m), without limitation. Compensation income attributable to the vesting of our restricted stock is not performance-based as defined in Section 162(m), and therefore the related compensation expense is not deductible under that section to the extent that, together with other compensation attributed to a covered executive officer in the applicable year that is not performance-based, such income exceeds $1,000,000.

Other than compensation attributable to the April 1, 2011 vesting of 350,000 shares of restricted stock previously granted to Mr. Kramer, the Compensation Committee does not believe that there will be any non-deductible compensation for calendar year 2011. Our policy with respect to qualifying compensation paid to our covered executive officers for tax deductibility purposes is that, other than restricted stock grants awarded to certain covered executive officers that are not performance-based and therefore do not qualify for exemption under Section 162(m), executive compensation plans will generally be designed and implemented to maximize tax deductibility. However, non-deductible compensation may still be paid to covered executive officers in circumstances when necessary for competitive reasons or to attract or retain a key executive, or in situations where achieving maximum tax deductibility may not be in the best overall interest of the Company.

Additionally, as stated above, the Compensation Committee believes that each executive should be responsible for the taxes payable with respect to such individual’s compensation. Accordingly, except in the circumstances described above, the Compensation Committee has established a general policy against providing tax gross-ups to executives.

EQUITY COMPENSATION PLAN INFORMATION

The following sets forth information relating to our equity compensation plans as of September 30, 2011:

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted- average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1)	942,035	$17.63	2,162,009
Equity compensation plans not approved by security holders (2)	227,626	$16.96	—

(1)

Excludes restricted shares issued in connection with our equity compensation plans; as of September 30, 2011, 3,109,947 unvested shares of restricted stock have been awarded under our equity compensation plans and remain subject to certain forfeiture conditions. The total reflected in Column (c) includes shares available for grant as any equity award under the Incentive Plan.

(2)

Our 1998 Employee and Director Stock Option Plan is the only equity plan which was not approved by our stockholders. No new awards have been granted under the Employee and Director Stock Option Plan since February 2008.

COMPENSATION COMMITTEE REPORT

We have reviewed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management. Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2011.

Compensation Committee Henry A. Alpert (Chairman) Dr. Bertrand M. Bell Rear Admiral Robert G. Harrison (USN Ret.)

Summary Compensation Table

The following table sets forth all compensation for the fiscal years ended September 30, 2011, 2010 and 2009 awarded to or earned by our principal executive officer, principal financial officer and each of our other executive officers. We refer to these individuals as our “named executive officers” or “NEOs.”

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(3)(4)	Option Awards ($)(4)(5)	Non-Equity Incentive Plan Compensation ($)(6)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(7)	All Other Compensation ($)(8)	Total($)
Ronald J. Kramer	2011	866,667	—	8,715,000	—	3,500,000	—	130,574	13,212,240
Chief Executive Officer	2010	800,000	—	2,119,000	—	5,000,000	—	102,057	8,021,057
and President	2009	796,000	—	5,736,750	721,000	3,000,000	—	109,104	10,362,854
Douglas J. Wetmore	2011	541,667	—	1,867,500	—	650,000	—	52,076	3,111,243
Executive Vice	2010	500,000	—	142,050	—	1,000,000	—	48,360	1,690,410
President and Chief	2009	42,000	50,000	2,072,000	—	—	—	8,820	2,172,820
Financial Officer (1)
Patrick L. Alesia	2011	443,333	125,000	199,800	—	—	0	52,904	821,037
Senior Vice President	2010	435,000	217,500	—	—	—	119,510	56,862	828,872
and Chief Administrative	2009	435,000	217,000	238,250	—	—	305,000	55,386	1,250,636
Officer (1)
Seth L. Kaplan	2011	318,750	160,000	199,800	—	—	—	35,605	714,155
Senior Vice President,	2010	117,188	80,000	586,000	—	—	—	6,974	790,162
General Counsel and Secretary (2)

(1)	Effective September 1, 2009, Mr. Wetmore was appointed Executive Vice President and Chief Financial Officer and Mr. Alesia was appointed Chief Administrative Officer.

(2)	Effective May 17, 2010, Mr. Kaplan was appointed Senior Vice President, General Counsel and Secretary.

(3)

Represents the aggregate grant date fair value of shares of restricted stock granted to the NEO during the applicable fiscal year, computed in accordance with FASB ASC Topic 718. These amounts do not correspond to the actual value that will be realized by the NEO.

(4)

For additional information regarding the assumptions made in calculating these amounts, see Note 13, “Stockholders’ Equity and Equity Compensation,” to the consolidated financial statements, and the discussion under the heading “ACCOUNTING POLICIES AND PRONOUNCEMENTS—Stock-Based Compensation” in Management’s Discussion and Analysis of Financial Condition and Results of Operations, each included in our Annual Report on Form 10-K for the year ended September 30, 2011.

(5)

Represents the aggregate grant date fair value of stock options granted to the NEO during the applicable fiscal year, computed in accordance with FASB ASC Topic 718. These amounts do not correspond to the actual value that will be realized by the NEO.

(6)	Amounts paid to Messrs. Kramer and Wetmore under our 2006 Performance Bonus Plan (with respect to 2009 and 2010) and our 2011 Performance Bonus Plan (with respect to 2011).

(7)

Each amount shown represents the difference between the actuarial present value of Mr. Alesia’s accumulated benefit under the SERP as of September 30 of the current year and September 30 of the prior year, and does not represent an amount paid to Mr. Alesia. For fiscal 2011, the actuarial present value decreased by $8,280. The increases during fiscal 2010 and

2009 were primarily due to changes in the discount rate. Amounts have been determined using discount rate and mortality rate assumptions consistent with those used in our financial statements.

(8)

All Other Compensation in fiscal year 2011 includes (a) $56,581, $5,218, $3,873 and $1,144 paid by us for life insurance policies on Messrs. Kramer, Wetmore, Alesia and Kaplan, respectively; (b) our contributions under a 401(k) Retirement Plan of $9,800, $9,800, $9,800 and $9,071 for each of Messrs. Kramer, Wetmore, Alesia and Kaplan, respectively; (c) expenses related to automobile use in the amounts of $49,922, $33,411, $34,708 and $20,950 for Messrs. Kramer, Wetmore, Alesia and Kaplan, respectively, which for Mr. Kramer includes an amount allocated to reflect the personal use by Mr. Kramer of a driver provided by the Company; (d) $13,370, $2,748, $3,623 and $4,441 paid by us for supplemental health insurance and medical services for each of Messrs. Kramer, Wetmore, Alesia and Kaplan, respectively; and (e) $900 in Company contributions allocated under our Employee Stock Ownership Plan on behalf of each of Messrs. Kramer, Wetmore and Alesia.

Grants of Plan-Based Awards-Fiscal 2011

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Date of action of Compen- sation Committee, if different than Grant Date	Threshold ($)	Target ($)	Maxi- mum ($)	Threshold ($)	Target ($)	Maxi- mum ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)(2)		All Other Option Awards: Number of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (S)
Ronald J. Kramer	2/11/11	2/2/11	—	—	—	—	—	—	700,000	(3)	—	—	8,715,000	(3)
Chief Executive
Officer and	—		2,658,000	7,600,000	10,000,000	—	—	—	—		—	—	—
President
Douglas J. Wetmore	2/11/11	2/2/11	—	—	—	—	—	—	150,000	(4)	—	—	1,867,500	(4)
Executive Vice
President and	—		500,000	1,500,000	2,000,000	—	—	—	—		—	—	—
Chief Financial
Officer
Patrick L. Alesia	11/15/10		—	—	—	—	—	—	15,000	(5)	—	—	199,800	(5)
Senior Vice President and Chief Administrative Officer
Seth L. Kaplan	11/15/10		—	—	—	—	—	—	15,000	(5)	—	—	199,800	(5)
Senior Vice President, General Counsel and Secretary

(1)

As discussed in the CD&A, under the individual maximum payouts established by the Compensation Committee under the EBITDA and working capital performance criteria for the fiscal year ended September 30, 2011, Mr. Kramer was eligible for a maximum bonus of up to $10,000,000, and Mr. Wetmore was eligible for a maximum bonus of up to $2,000,000. The Compensation Committee, under the 2011 Performance Bonus Plan for the fiscal year end September 30, 2011, also established a “superior” target payout level for each of Mr. Kramer and Mr. Wetmore of $7,600,000 and $1,500,000, respectively.

(2)	Dividends paid on shares underlying a restricted stock award during the period such award is outstanding and unvested are paid when and to the extent that such restricted stock award vests.

(3)

On February 11, 2011, Mr. Kramer received (i) an award of 200,000 shares of restricted stock that vests, subject to Mr. Kramer’s continued employment, in full on February, 11, 2014, and (ii) an award of 500,000 shares of restricted stock that vests, subject to Mr. Kramer’s continued employment, upon the earlier to occur of February 11, 2018 and the date upon which the share price of the Company’s common stock has closed at or above a price of $16 per share for twenty consecutive trading days (this trading day period was later increased to thirty days). Both awards are subject to earlier vesting in the event of death, Disability, a Change in Control of our Company or if Mr. Kramer is terminated without Cause or leaves for Good Reason (as such terms are defined in his Employment Agreement).

(4)

On February 11, 2011, Mr. Wetmore received (i) an award of 60,000 shares of restricted stock that vests, subject to Mr. Wetmore’s continued employment, in full on February, 11, 2014, and (ii) an award of 90,000 shares of restricted stock that vests, subject to Mr. Wetmore’s continued employment, upon the earlier to occur of February 11, 2018 and the date upon which the share price of the Company’s common stock has closed at or above a price of $16 per share for twenty consecutive trading days (this trading day period was later increased to thirty days). Both awards are subject to earlier vesting in the event Mr. Wetmore is terminated without Cause or leaves for Good Reason (as such terms are defined in his Employment Agreement), and to earlier vesting on a pro rata basis in the event of termination due to disability.

(5)

On November 15, 2010, each of Mr. Alesia and Mr. Kaplan received an award of 15,000 shares of restricted stock that vests, subject to the executive’s continued employment, in full on November 15, 2013, subject to earlier vesting if within twenty-four months after a Change in Control the executive’s employment is terminated by the Company without Cause or by the executive with Good Reason (as such terms are defined in the Executive’s severance agreement).

Outstanding Equity Awards at Fiscal 2011 Year-End

The following table sets forth information with respect to the outstanding equity awards of the named executive officers as of September 30, 2011.

	Options Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (#) (14)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Ronald J. Kramer	350,000	—	—	20.00	9/30/2018	675,000	(1)	5,521,500	(1)	—	—
Chief Executive						200,000	(2)	1,636,000	(2)
Officer and						500,000	(3)	4,090,000	(3)
President						200,000	(4)	1,636,000	(4)
Douglas J. Wetmore	—	—	—	—	—	200,000	(5)	1,636,000	(5)	—	—
Executive Vice						15,000	(6)	122,700	(6)
President and Chief						90,000	(7)	736,200	(7)
Financial Officer						60,000	(8)	490,800	(8)
Patrick L. Alesia	25,000	—	—	11.14	11/7/2011	25,000	(9)	204,500	(9)	—	—
Senior Vice	25,000			12.65	4/30/2013	25,000	(10)	204,500	(10)
President and Chief	25,000			19.49	8/3/2014	15,000	(11)	122,700	(11)
Administrative	30,000			22.41	8/3/2015
Officer
Seth L. Kaplan	—	—	—	—	—	40,000	(12)	327,200	(12)	—	—
Senior Vice						15,000	(13)	122,700	(13)
President, General Counsel and Secretary

(1)	On March 31, 2009, Mr. Kramer received an award of 675,000 shares of restricted stock that cliff vests on March 31, 2013.

(2)	On November 18, 2009, Mr. Kramer received an award of 200,000 shares of restricted stock that cliff vests on November 18, 2013.

(3)

On February 11, 2011, Mr. Kramer received an award of 500,000 shares of restricted stock that vests on the first to occur of (i) February 11, 2018 and (ii) the date upon which the share price of Griffon’s common stock has closed at or above a price of $16 per share for twenty consecutive trading days (such twenty day trading period was later increased to thirty days).

(4)	On February 11, 2011, Mr. Kramer received an award of 200,000 shares of restricted stock that cliff vests on February 11, 2014.

(5)	On September 1, 2009, Mr. Wetmore received an award of 200,000 shares of restricted stock that cliff vests on September 1, 2013.

(6)	On November 18, 2009, Mr. Wetmore received an award of 15,000 shares of restricted stock that cliff vests on November 18, 2013.

(7)

On February 11, 2011, Mr. Wetmore received an award of 90,000 shares of restricted stock that vests on the first to occur of (i) February 11, 2018 and (ii) the date upon which the share price of Griffon’s common stock has closed at or above a price of $16 per share for twenty consecutive trading days (such twenty day trading period was later amended to thirty days).

(8)	On February 11, 2011, Mr. Wetmore received an award of 60,000 shares of restricted stock that cliff vests on February 11, 2014.

(9)	On May 8, 2008, Mr. Alesia received an award of 25,000 shares of restricted stock that cliff vests on May 8, 2013.

(10)	On August 6, 2009, Mr. Alesia received an award of 25,000 shares of restricted stock that cliff vests on August 6, 2013.

(11)	On November 15, 2010, Mr. Alesia received an award of 15,000 shares of restricted stock that cliff vests on November 15, 2013.

(12)	On May 17, 2010, Mr. Kaplan received an award of 40,000 shares of restricted stock that cliff vests on May 17, 2014.

(13)	On November 15, 2010, Mr. Kaplan received an award of 15,000 shares of restricted stock that cliff vests on November 15, 2013.

(14)	The value reflected is based upon the closing price of the common stock of $8.18 on September 30, 2011.

Option Exercises and Stock Vested in Fiscal 2011

The following table sets forth information with respect to the number of options and shares of restricted stock granted to the named executive officers in previous years that were exercised or vested during the fiscal year ended September 30, 2011, as well as the value of the stock on the exercise or vesting date.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(3)
Ronald J. Kramer	—	—	350,312		4,658,500	(1)
Chief Executive Officer and President
Douglas J. Wetmore	—	—	—		—
Executive Vice President and Chief Financial Officer
Patrick L. Alesia	—	—	3,000	(2)	27,150
Senior Vice President and Chief Administrative Officer
Seth L. Kaplan	—	—	—		—
Senior Vice President, General Counsel and Secretary

(1)

Represents the value of (a) 350,000 shares of restricted stock granted on April 1, 2008 (250,000 shares), October 1, 2008 (75,000 shares) and October 1, 2009 (25,000 shares) pursuant to the terms of Mr. Kramer’s employment agreement, which shares vested on April 1, 2011, and (b) 312 shares of restricted stock that vested in fiscal year 2011 with respect a grant to Mr. Kramer under the Outside Director Stock Award Plan prior to Mr. Kramer becoming our Chief Executive Officer.

(2)

On August 3, 2006, Mr. Alesia received an award of 15,000 shares of restricted stock, vesting in equal installments on each of August 2, 2007, August 2, 2008, August 2, 2009, August 2, 2010 and August 2, 2011.

(3)	Value is based on the closing price of the common stock on the date of vesting.

Pension Benefits at Fiscal 2011 Year-End

The following table provides an estimate of the present value of the stream of payments to which Mr. Alesia would have been entitled as of September 30, 2011 under our Supplemental Executive Retirement Plan, as described more fully above in the Compensation Discussion and Analysis.

Name	Plan Name	Number Of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Patrick L. Alesia Senior Vice President and Chief Administrative Officer	Supplement Executive Retirement Plan	30	1,957,466	—

(1)

Consists of the number of years of service credited to the executive officers as of September 30, 2011 for the purpose of determining benefit service under the applicable pension plan. Constitutes the maximum number of years of service that may be credited under the SERP, which Mr. Alesia has attained.

(2)

The present value of accumulated benefits as of September 30, 2011 was calculated using a 4.30% discount rate and the 1996 U.S. Annuity 2000 Male Mortality table, which is consistent with the assumptions used in our financial statements.

Potential Payments Upon Termination or Change in Control

As described above under the section entitled “Compensation Discussion and Analysis - Employment Agreements”, we have entered into employment agreements with Ronald J. Kramer, our Chief Executive Officer and Douglas J. Wetmore, our Executive Vice President and Chief Financial Officer, and a severance agreement with Patrick L. Alesia, our Senior Vice President and Chief Administrative Officer, and Seth L. Kaplan, our Senior Vice President, General Counsel and Secretary. These agreements provide for certain post-employment severance benefits in the event of employment termination under certain circumstances.

The following tables provide estimates of the potential severance and other post-termination benefits that Mr. Kramer, Mr. Wetmore, Mr. Alesia and Mr. Kaplan would be entitled to receive assuming their respective employment was terminated as of September 30, 2011 for the reason set forth in each of the columns.

Ronald J. Kramer

Benefit	Termination Due to Death	Termination Due to Disability	Resignation for Good Reason or Termination by the Company Without Cause Prior to a Change in Control	Resignation for Good Reason or Termination by the Company Without Cause After a Change in Control
Salary (1)	—	$880,000	$1,760,000	$2,640,000
Bonus (2)	—	$5,000,000	$10,000,000	$15,000,000
Pro-Rata Bonus (3)	—	$1,320,000	—	—
Accelerated Option Vesting	—	—	—	—
Accelerated Restricted Stock Vesting (4)	$12,883,500	$12,883,500	$12,883,500	$12,883,500
Value of health benefits provided after termination (5)	$—	$33,898	$33,898	$33,898
Tax Gross-Up	—	—	—	$11,655,213	(6)

Totals	$12,883,500	$20,117,398	$24,677,398	$42,212,611

(1)

Upon termination due to Disability, Mr. Kramer is entitled to an amount equal to 1 times base salary, payable in 12 monthly installments. Upon a resignation for Good Reason or a termination by the Company without Cause, in each case, other than within 24 months after a Change in Control, Mr. Kramer is entitled to an amount equal to 2 times base salary, payable in 12 monthly installments. Upon a resignation for Good Reason or a termination by the Company without Cause, in each case, within 24 months after a Change in Control, Mr. Kramer is entitled to a lump sum payment equal to 3 times base salary, provided that if such Change in Control is not a “change in control event” within the meaning of section 409A of the Code and the regulations promulgated thereunder, such amount will be paid in 12 monthly installments.

(2)

Upon termination due to Disability, Mr. Kramer is entitled to an amount equal to 1 times the highest bonus received by Mr. Kramer over the three-year period prior to the assumed termination date of September 30, 2011, payable in 12 monthly installments. Upon a resignation for Good Reason or a termination by the Company without Cause, in each case, other than within 24 months after a Change in Control, Mr. Kramer is entitled to an amount equal to 2 times such highest bonus, payable in 12 monthly installments. Upon a resignation for Good Reason or a termination by the Company without Cause, in each case, within 24 months after a Change in Control, Mr. Kramer is entitled to a lump sum payment equal to 3 times such highest bonus, provided that if such Change in Control is not a “change in control event” within the meaning of section 409A of the Code and the regulations promulgated thereunder, such amount will be paid in 12 monthly installments.

(3)

Upon a termination due to Disability, Mr. Kramer is entitled to receive a pro-rata bonus based on an assumed target bonus equal to 150% of his then current salary, for the year in which such termination occurs. Because the assumed termination date occurs on the last date of the fiscal year, the bonus reflected above is his full assumed target bonus for the fiscal year. Such amount would be paid in a lump sum. Mr. Kramer may also be entitled to a pro-rata bonus in the event of a resignation for Good Reason or termination by the Company without Cause prior to or after a Change in Control; however, such bonus would only be payable to the extent that the applicable performance targets were attained and the Compensation Committee did not exercise its negative discretion to reduce such bonus. Accordingly, such bonus is not set forth in the table above. If Mr. Kramer’s $3,500,000 bonus for fiscal year 2011 had been used in the calculation, the amount set forth above would have been $3,500,000.

(4)

Upon a termination due to death, Disability, by Mr. Kramer for Good Reason or by the Company without Cause at any time, Mr. Kramer’s unvested restricted stock awards will vest in full. The value provided above is calculated based on a value of $8.18 per share, the closing value of the Company’s common stock as of the end of the fiscal year.

(5)

The value of such benefits are determined based on the estimated cost of providing health benefits to Mr. Kramer and his eligible dependents for 18 months after Mr. Kramer’s termination of employment due to Disability, by the Company without Cause or by Mr. Kramer for Good Reason.

(6)

If Mr. Kramer’s benefits and payments upon a change in control are no more than 10% greater than the threshold under which no such excise tax would be payable under section 4999 of the Code, then Mr. Kramer’s benefits and payments would be subject to cutback to eliminate any excise tax payable under section 4999 of the Code. If Mr. Kramer’s benefits and payments upon a change in control exceeds by more than 10% the threshold under which no such excise tax would be payable under section 4999 of the Code, Mr. Kramer’s benefits would be grossed-up for any excise tax payable thereunder. Mr. Kramer’s entitlement to gross-up payments on these terms is not perpetual but instead will expire on the fourth anniversary of his commencement of employment as the Company’s chief executive officer. As described earlier on page __, Mr. Kramer’s employment agreement was amended on February 3, 2011 to provide for a limited gross up for excise taxes that may be incurred under section 4999 of the Code so that Mr. Kramer would not be required to bear the portion of any excise tax under section 4999 of the Code with respect to a change in control occurring during the period April 2, 2012 to December 31, 2012 solely attributable to the fact that the small amount of fees Mr. Kramer received in calendar year 2007 when he served only as a non-employee director of Griffon would (pursuant to Code Section 280G and the regulations thereunder) be included in determining Mr. Kramer’s five year average compensation for a change in control occurring during such period.

Douglas J. Wetmore

Benefit	Termination Due to Death	Termination Due to Disability		Resignation for Good Reason or Termination by the Company Without Cause Prior to a Change in Control		Resignation for Good Reason or Termination by the Company Without Cause After a Change in Control
Salary	—	$275,000	(1)	$825,000	(2)	$1,375,000	(3)
Bonus	—	—		$412,500	(4)	$2,500,000	(5)
Pro-Rata Bonus (6)	$412,500	$412,500		—		$412,500
Accelerated Restricted Stock Vesting	—	$1,077,475	(7)	$2,985,700	(8)	$2,985,700	(8)
Value of health benefits provided after termination	—	$6,954	(9)	$20,862	(10)	$25,477	(11)
Modified 280G Cutback	—	—		—			(12)

Totals	$412,500	$1,771,929		$4,244,062		$7,298,677

(1)	Upon a termination due to Disability, Mr. Wetmore is entitled to 6 month’s salary continuation, payable in six monthly installments.

(2)

Upon a resignation for Good Reason or a termination by the Company without Cause, in each case, other than within 24 months after a Change in Control, Mr. Wetmore is entitled to 18 month’s salary continuation, payable in 18 monthly installments

(3)

Upon a resignation for Good Reason or a termination by the Company without Cause, in each case, within 24 months after a Change in Control, Mr. Wetmore is entitled to a lump sum payment equal to 2.5 times base salary.

(4)

Upon resignation for Good Reason or termination by the Company without Cause, in each case other than within 24 months after a Change in Control of the Company, Mr. Wetmore will receive a lump sum payment equal to a pro rata portion of the greater of the bonus he would otherwise have been paid for the year in which the assumed termination date occurs and his target bonus. Mr. Wetmore would only receive a bonus in the year of termination to the extent that the applicable performance targets were attained and the Compensation Committee did not exercise its negative discretion to reduce such bonus. Accordingly, the amount set forth above is based only on Mr. Wetmore’s target bonus, which is the minimum bonus he could receive under the circumstances. If Mr. Wetmore’s $650,000 bonus for fiscal year 2011 had been used in the calculation, the amount set forth above would have been $650,000.

(5)

Upon resignation for Good Reason or termination by the Company without Cause, in each case, within 24 months after a Change in Control of the Company, Mr. Wetmore is entitled to a lump sum payment equal to 2.5 times the average of the three bonuses Mr. Wetmore received in the three years prior to his assumed termination date. Since Mr. Wetmore received only one bonus prior to his assumed termination date, and such bonus was in the amount of $1,000,000, the amount reflected in the table is $2,500,000. If the bonus awarded after September 30, 2011 in the amount of $650,000 were also used in the calculation, the bonus component amount would have been $2,062,500.

(6)

Upon a termination due to death, Disability, or, within 24 months after a Change in Control, by Mr. Wetmore for Good Reason or by the Company without Cause, Mr. Wetmore is entitled to receive a pro-rata bonus based on his target bonus for the year in which such termination occurs. Because the assumed termination date occurs on the last date of the fiscal year, the bonus reflected above is his full target bonus for the fiscal year. Such amount would be paid in a lump sum.

(7)

Upon a termination due to Disability, with respect to each grant of restricted stock Mr. Wetmore will receive accelerated vesting of that portion of his award based on a fraction of which the numerator is equal to the number of days worked by Mr. Wetmore commencing on the date of grant and ending on his assumed termination date (September 30, 2010), and the denominator is equal to the total number of days included in the applicable vesting period.

(8)

Upon a resignation for Good Reason or a termination by the Company without Cause at any time, Mr. Wetmore’s unvested restricted stock awards will vest in full. The value provided above is calculated based on a value of $8.18 per share, the closing value of the Company’s common stock as of the end of the fiscal year.

(9)

The value of these benefits are determined based on the total estimated cost of providing health benefits to Mr. Wetmore and his eligible dependents for six months following his termination of employment due to Disability.

(10)

The value of these benefits are determined based on the total estimated cost of providing health benefits to Mr. Wetmore and his eligible dependents for eighteen months following his resignation for Good Reason or termination by the Company without Cause, in each case, other than within 24 months after a Change in Control.

(11)

Upon resignation for Good Reason or termination by the Company without Cause, in each case, within 24 months after a Change in Control, the Company will continue to pay the employer portion of continuing health coverage for Mr. Wetmore and his eligible dependents (in an amount which the Company would generally pay to similarly situated employees) until the earlier of the end of the calendar year following the second year after termination of employment and Mr. Wetmore’s commencing employment with another employer. For purposes of this table, it is assumed that the Company will continue paying the employer portion of the applicable premiums until December 31, 2013.

(12)

Mr. Wetmore’s benefits and payments are subject to a modified cutback to eliminate any excise tax payable under section 4999 of the Code if the net after-tax amount (taking into account all applicable taxes payable by Mr. Wetmore) that Mr. Wetmore would receive with respect to such payments or benefits does not exceed the net-after tax amount Mr. Wetmore would receive if the amount of such payment and benefits were reduced to the maximum amount which could otherwise be payable to Mr. Wetmore without the imposition of the excise tax. In respect of a termination occurring as of September 30, 2011, Mr. Wetmore receives a greater benefit by paying the excise tax. Accordingly, no cut-back would be imposed.

Patrick L. Alesia

Benefit	Termination Due to Disability or Death		Resignation for Good Reason Prior to a Change in Control	Termination by the Company Without Cause Prior to a Change in Control	Resignation for Good Reason or Termination by the Company Without Cause After a Change in Control
Salary (1)	—		—	—	$1,112,500
Bonus (2)	—		—	—	$542,917
Pro-Rata Bonus (3)	—		—	—	$222,500
Accelerated Restricted Stock Vesting	$204,500	(4)	—	$—	$531,700	(5)
Value of accelerated SERP Payment (6)	—		—	—	—
Value of health benefits provided after termination (7)	—		—	—	$34,409
280G Cutback	—		—	—	(75,026	)(8)

Totals	$204,500		$0	$0	$2,369,000

(1)

Upon a resignation for Good Reason or termination by the Company without Cause, in each case, within 24 months after a Change in Control, Mr. Alesia is entitled to a lump sum payment equal to 2.5 times his base salary at the rate which is the higher of the (then) current annual rate or the annual rate in effect immediately prior to the date of the Change in Control.

(2)

Upon a resignation for Good Reason or termination by the Company without Cause, in each case, within 24 months after a Change in Control, Mr. Alesia is entitled to a lump sum payment equal to 2.5 times the average of the annual bonus he received for each of the Company’s last three fiscal years. If the bonus awarded after September 30, 2011 in the amount of $125,000 were used in the calculation, the bonus component amount would have been $466,250.

(3)

Upon a resignation for Good Reason or termination by the Company without Cause, in each case, within 24 months after a Change in Control, Mr. Alesia is entitled to receive a pro-rata bonus based on the greater of Mr. Alesia’s target bonus for the year in which such termination occurs or the bonus earned for the preceding fiscal year. Because the assumed termination date occurs on the last date of the fiscal year, the bonus reflected above is equal to the full value of the bonus Mr. Alesia earned in the prior fiscal year. Such amount would be paid in a lump sum.

(4)

Upon Mr. Alesia’s termination due to death or Disability, the restricted stock award granted to Mr. Alesia on May 8, 2008 will vest in full. The value provided above is calculated based on a value of $8.18 per share, the closing value of the Company’s common stock as of the end of the fiscal year.

(5)

Upon a resignation for Good Reason or termination by the Company without Cause, in each case, within 24 months after a Change in Control, all of Mr. Alesia’s unvested restricted stock awards will vest in full. The value provided above is calculated based on a value of $8.18 per share, the closing value of the Company’s common stock as of the end of the fiscal year.

(6)

Mr. Alesia is fully vested in his SERP benefit and would not receive any increase in his current SERP benefits (as set forth above) upon any termination of employment. Please see the Pension Benefit table above for amount of SERP benefit payable to Mr. Alesia.

(7)

Upon resignation for Good Reason or termination by the Company without Cause, in each case, within 24 months after a Change in Control, the Company will continue to pay the employer portion of continuing health coverage for Mr. Alesia and his eligible dependents (in an amount which the Company would generally pay to similarly situated employees) until the earlier of the end of the calendar year following the second year after termination of employment and Mr. Alesia’s commencing employment with another employer. For purposes of this table, it is assumed that the Company will continue paying the employer portion of the applicable premiums until December 31, 2013.

(8)

Mr. Alesia’s benefits and payments upon a resignation for Good Reason or termination by the Company without Cause, in each case, within 24 months after a Change are subject to cutback to eliminate any excise tax payable under section 4999 of the Code. Mr. Alesia’s benefits and payments would exceed the threshold under section 280G of the Code by an amount of $75,026; accordingly, a cutback in this amount would be imposed.

Seth L. Kaplan

Benefit	Termination Due to Death		Termination Due to Disability		Resignation for Good Reason or Termination by the Company Without Cause Prior to a Change in Control		Resignation for Good Reason or Termination by the Company Without Cause After a Change in Control
Salary	—		$160,000	(1)	$480,000	(2)	$800,000	(3)
Bonus	—		—		$160,000	(4)	$532,847	(5)
Pro-Rata Bonus	$160,000	(6)	$160,000	(6)	—		$160,000	(7)
Accelerated Restricted Stock Vesting	—		$112,503	(8)	$327,200	(9)	$449,900	(9)
Value of health benefits provided after termination	—		$6,954	(10)	$20,862	(11)	$31,132	(12)
Modified 280G Cutback	—		—		—		—	(13)

Totals	$160,000		$439,457		$988,062		$1,973,879

(1)

Mr. Kaplan is entitled to continuation of base salary for 6 months following termination due to Disability. The base salary component of severance will generally be paid in 6 equal monthly installments.

(2)

Mr. Kaplan is entitled to continuation of base salary for 18 months following his resignation for Good Reason or termination by the Company without Cause, in each case, other than within 24 months after a Change in Control. The base salary component of severance will be paid in 18 equal monthly installments.

(3)

Mr. Kaplan is entitled to a lump sum payment equal to 2.5 times base salary upon his resignation for Good Reason or termination by the Company without Cause, in each case, within 24 months after a Change in Control.

(4)

Upon his resignation for Good Reason or termination by the Company without Cause, in each case, other than within 24 months following a Change in Control, Mr. Kaplan will receive a lump sum payment of the target bonus he would otherwise have been paid for the year in which the assumed termination date occurs. This amount will be paid at the time that such bonuses are paid to other employees.

(5)

Upon his resignation for Good Reason or termination by the Company without Cause, in each case, within 24 months following a Change in Control, Mr. Kaplan is entitled to a lump sum payment equal to 2.5 times the average annual bonuses paid to him in the three-year period immediately prior to such termination or his target bonus until the executive has received an annual bonus. The value set forth herein is calculated based on his annualized bonus for fiscal year 2010. If the bonus awarded after September 30, 2011 in the amount of $160,000 were also used in the calculation, the amount set forth above would have been $466,423.

(6)

Upon a termination due to death or Disability, Mr. Kaplan is entitled to receive a pro-rata bonus based on his target bonus for the year in which such termination occurs. Because the assumed termination date occurs on the last date of the fiscal year, the bonus reflected above is his full target bonus for the fiscal year. Such amount would be paid in a lump sum.

(7)

Upon a resignation for Good Reason or termination by the Company without Cause, in each case, within 24 months after a Change in Control, Mr. Kaplan is entitled to receive a pro-rata bonus based on the greater of Mr. Kaplan’s target bonus for the year in which such termination occurs or the bonus earned for the preceeding fiscal year. Because the assumed termination date occurs on the last date of the fiscal year, the bonus reflected above is his full target bonus for the fiscal year. Such amount would be paid in a lump sum.

(8)

Upon a termination due to Disability, Mr. Kaplan will receive accelerated vesting of his May 17, 2010 restricted stock award in a ratio equal to the number of days worked by Mr. Kaplan commencing on the date of the grant through his assumed termination date (September 30, 2010) over 1460.

(9)

For a resignation for Good Reason or a termination without Cause other than within 24 months after a Change in Control, assumes full acceleration of the unvested restricted stock subject to Mr. Kaplan’s May 17, 2010 award. For a resignation for Good Reason or a termination without Cause within 24 months after a Change in Control, assumes full acceleration of all unvested restricted stock. In each case, the amount was calculated based on a value of $8.18 per share, the closing value of the Company’s common stock as of the end of the fiscal year.

(10)

The value of these benefits are determined based on the estimated cost of providing health benefits to Mr. Kaplan and his eligible dependents for six months following his termination of employment due to Disability.

(11)

The value of these benefits are determined based on the estimated cost of providing health benefits to Mr. Kaplan and his eligible dependents for eighteen months following his termination of employment by Mr. Kaplan for Good Reason or by the Company without Cause, in each case, other than within 24 months after a Change in Control.

(12)

Upon resignation for Good Reason or termination by the Company without Cause, in each case, within 24 months after a Change in Control, the Company will continue to provide coverage under the Company’s medical and health plans for Mr. Kaplan until December 31 of the second calendar year following the year of his termination.

(13)

Mr. Kaplan’s benefits and payments are subject to a modified cutback to eliminate any excise tax payable under section 4999 of the Code if the net-after tax amount (taking into account all applicable taxes payable by Mr. Kaplan) that Mr. Kaplan would receive with respect to such payments or benefits does not exceed the net-after tax amount Mr. Kaplan would receive if the amount of such payment and benefits were reduced to the maximum amount which could otherwise be payable to Kaplan without the imposition of the excise tax. In respect of a termination occurring as of September 30, 2011, Mr. Kaplan receives a greater benefit by paying the excise tax. Accordingly, no cut-back would be imposed.

Directors’ Compensation

In February 2011, following consultation with our independent compensation consultant, we adopted a revised director compensation program to bring our program in line with market practice.

Directors who are not our employees receive an annual retainer fee of $40,000 and a fee of $1,500 for each Board of Directors meeting attended. Audit Committee members receive $2,500 for each committee meeting attended and members of every other committee receive $1,500 for each committee meeting attended. For any committee meetings held telephonically that last less than thirty minutes, the fee is reduced to $750. Our lead independent director, as well as the chair of each of our Audit Committee and Compensation Committee, receives an additional $10,000 per annum. Our Non-Executive Chairman of the Board receives an additional $75,000 per annum.

Each non-employee director receives, at the time of the annual meeting of stockholders each year, a grant of 2,500 restricted shares of our common stock, which shares vest over a period of three years in equal annual installments.

Our stock ownership guidelines, which are described above, apply to our directors in the same manner as they apply to our executive officers. Each director is expected to acquire, within three years of the adoption of the guidelines or joining the Board (whichever is later), shares of common stock equal in value to three times the annual retainer fee. Under these guidelines, each of our directors either holds shares with a value greater than the applicable target dollar value, or we believe will own such amount of shares within the specified three year period.

The table below summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended September 30, 2011.

Fiscal 2011 Directors’ Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Henry A. Alpert	71,000	31,125	—	102,125
Bertrand M. Bell	61,000	31,125	—	92,125
Harvey R. Blau	127,000	964,875	770,700	1,862,575
Gerald J. Cardinale	46,000	31,125	—	77,125
Blaine V. Fogg	53,500	31,125	—	84,625
Bradley J. Gross	49,000	31,125	—	80,125
Rear Admiral Robert G. Harrison	86,000	31,125	—	117,125
General Donald J. Kutyna	52,000	31,125	—	83,125
James A. Mitarotonda	52,000	31,125	—	83,125
Martin S. Sussman	75,000	31,125	—	106,125
William H. Waldorf	72,000	31,125	—	103,125
Joseph J. Whalen	65,000	31,125	—	96,125

(1)

Represents the aggregate grant date fair value of shares of restricted stock granted to the director during the applicable fiscal year, computed in accordance with FASB ASC Topic 718. The amounts in this column do not correspond to the actual value that will be realized by the director. For information regarding the assumptions made in calculating these amounts, see Note 13, “Stockholders’ Equity and Equity Compensation,” to the consolidated financial statements, and the discussion under the heading “ACCOUNTING POLICIES AND PRONOUNCEMENTS—Stock-Based Compensation” in Management’s Discussion and Analysis of Financial Condition and Results of Operations, each included in our Annual Report on Form 10-K for the year ended September 30, 2011.

The number of shares of restricted stock held by each non-employee director other than Mr. Blau that was outstanding as of September 30, 2011 was 3,397. As of September 30, 2011, Mr. Blau had outstanding 77,500 shares of restricted stock (however for information regarding restricted shares and options outstanding and held by Mr. Blau related to grants issued to him during his tenure as Chief Executive Officer, see “STOCK OWNERSHIP” above).

(2)

Mr. Blau is party to an agreement with the Company, dated July 1, 2001, pursuant to which Mr. Blau is obligated to consult with us and our senior executive officers regarding our businesses and operations. The consulting period was originally for a five year period expiring March 31, 2013. On February 3, 2011, we entered into an amendment with Mr. Blau that extended his consulting period to April 1, 2016. In return for such consulting services, Mr. Blau earns an annual consulting fee equal to two-thirds of his salary at the time of his retirement from his position as Chief Executive Officer of the Company (adjusted periodically for cost of living increases). During the consulting period, Mr. Blau is entitled to the continuation of certain benefits he received as chief executive officer. Accordingly, the table above reflects the following: (a) a consulting fee of $657,224; (b) expenses related to automobile use in the amount of $64,727, which includes an amount allocated to reflect the personal use by Mr. Blau of a car and driver provided by the Company for transport to and from business appointments; (c) club dues in the amount of $34,436; and (d) $15,160 paid by us for supplemental health insurance and medical services.

Under the consulting arrangement, we are required to provide certain life insurance benefits to Mr. Blau. In connection with this obligation, we maintain an endorsement split-dollar life insurance policy for the benefit of Mr. Blau and Griffon. We paid premiums of $160,395 during fiscal year 2011 for this policy. At such time as benefits are paid under the split-dollar life policy, Griffon is entitled to receive payment of an amount equal to the premiums paid by Griffon over the life of the policy. Mr. Blau also participates in a group life policy maintained by us; the allocated cost for Mr. Blau is $985 for fiscal year 2011. In addition, each of Messrs. Alpert, Bell, Fogg, Harrison, Kutyna, Mitarotonda, Sussman, Waldorf and Whalen participate in group life and accidental death and dismemberment policies maintained by us. We pay the group premiums; the total allocated cost for each such individual is less than $1,500 per year.

PROPOSAL 2—ADVISORY VOTE REGARDING EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 enables our stockholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with applicable SEC rules.

Our compensation programs are designed to enable us to attract, motivate, reward and retain the management talent required to achieve corporate objectives, and thereby increase stockholder value. It is our policy to provide incentives to senior management to achieve both short-term and long-term objectives, to reward exceptional performance and contributions to the development of our businesses and to motivate our senior executives to balance risk and reward in the management of our businesses. Please see the section “Compensation Discussion and Analysis” and the related compensation tables above for additional details about our executive compensation programs, including information about the fiscal year 2011 compensation of our named executive officers.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. We currently conduct an advisory vote on the compensation of our named executives annually and the next such shareholder advisory vote after our 2012 Annual Meeting will take place at our 2013 Annual Meeting. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2012 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider the results of the vote in future compensation deliberations.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR
THE RESOLUTION APPROVING THE COMPENSATION OF OUR EXECUTIVE
OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT

AUDIT COMMITTEE REPORT

As required by its written charter, which sets forth its responsibilities and duties, the Audit Committee reviewed and discussed with management our audited financial statements as of and for the year ended September 30, 2011.

The Audit Committee reviewed and discussed with representatives of Grant Thornton LLP, our independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 114 (Codification of Statements on Auditing Standards, AU §380), which supersedes Statement on Auditing Standards No. 61. The Audit Committee has also received and reviewed the written disclosures and the letter from Grant Thornton LLP required by applicable requirements of the PCAOB regarding Grant Thornton LLP’s communications with the Audit Committee concerning independence, and has discussed with Grant Thornton LLP its independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the financial statements referred to above be included in our Annual Report on Form 10-K for the year ended September 30, 2011 for filing with the Securities and Exchange Commission.

The Audit Committee has also reviewed and discussed the fees paid to Grant Thornton LLP during the last fiscal year for audit and non-audit services, which are set forth below under “Audit and Related Fees” and has considered whether the provision of the non-audit services is compatible with maintaining Grant Thornton LLP’s independence and concluded that it is.

The Audit Committee William H. Waldorf (Chairman) Martin S. Sussman Joseph J. Whalen

PROPOSAL 3—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are asking the stockholders to ratify the Audit Committee’s appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2012. The Audit Committee is directly responsible for appointing the Company’s independent registered public accounting firm. The Audit Committee is not bound by the outcome of this vote but will consider these voting results when selecting the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2012.

Grant Thornton LLP has audited our financial statements annually since 2006. A representative of Grant Thornton LLP is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement if he desires to do so and will be available to answer appropriate questions from stockholders.

AUDIT AND RELATED FEES

Audit Fees

We were billed by Grant Thornton LLP the aggregate amount of approximately $2,525,000 in respect of fiscal 2011 and $2,118,000 in respect of fiscal 2010 for fees for professional services rendered for the audit of our annual financial statements and internal controls in compliance with Section 404 of the Sarbanes- Oxley Act of 2002 and review of our financial statements included in our Forms 10-Q and other Registration Statement filings with the SEC.

Audit-Related Fees

We were billed by Grant Thornton LLP the aggregate amount of approximately $115,000 in respect of fiscal 2011 and $710,000 in respect of fiscal 2010 for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and which are not included in the amounts listed above under “Audit Fees.” Such amounts related to the audit or review of our financial statements in connection with business acquisition and divestiture activities and, with respect to fiscal 2010, also related to separate audits of financial statements of certain of our subsidiaries pertaining to former credit facilities.

Tax Fees

We were billed by Grant Thornton LLP the aggregate amount of approximately $25,000 in respect of fiscal 2011 for tax-related services incurred in connection with the acquisition of Ames. Grant Thornton LLP did not bill us any fees for tax-related services in respect of fiscal year 2010.

All Other Fees

We were not billed by Grant Thornton LLP for any other services in fiscal 2011 or 2010 not described in the preceding paragraphs.

Our Audit Committee has determined that the services provided by Grant Thornton LLP are compatible with maintaining the independence of Grant Thornton LLP as our independent registered public accounting firm.

Pre-Approval Policy

Our Audit Committee has adopted a statement of principles with respect to the pre-approval of services provided by the independent registered public accounting firm. In accordance with the statement of principles, the Audit Committee determined that all non-prohibited services to be provided by the independent registered public accounting firm are to be approved in advance pursuant to a proposal from such independent registered public accounting firm and a request by management for approval.

Vote Required

The ratification of the appointment of Grant Thornton LLP requires the vote of a majority of the shares present in person or by proxy and entitled to vote on the matter at the Annual Meeting once a quorum is present. Abstentions will be counted and will have the same effect as a vote against the proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF
THE RATIFICATION OF THE SELECTION OF GRANT THORNTON LLP AS
OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

We do not have a written policy for review and approval of related party transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K. However, our practice is that any such transaction be reviewed and approved by the Board of Directors or the Audit Committee, which consists entirely of independent directors.

As described above under “Election of Directors,” GS Direct, an affiliate of Goldman Sachs, holds 10,000,000 shares of Griffon common stock that it acquired pursuant to the Investment Agreement in connection with the closing of a common stock rights offering by Griffon in September 2008. Based on GS Direct’s current ownership level, which represents 16.3% of Griffon’s outstanding common stock, GS Direct is entitled to designate two people to serve on Griffon’s Board.

The Investment Agreement provides that, as long as GS Direct is entitled to nominate at least one individual to serve on Griffon’s board of directors, Griffon will maintain a finance committee consisting of five members. Two of these members will be directors that were nominated by GS Direct (unless GS Direct is entitled to nominate only one person to serve on Griffon’s Board, in which case that one person will serve on the finance committee). The authority and responsibilities of the finance committee are set forth in the Investment Agreement, and are reflected in the current charter of the finance committee.

The Investment Agreement also provides that, so long as GS Direct owns 10% or more of Griffon’s total common equity, subject to certain exceptions, GS Direct may not acquire additional shares, or rights or options to acquire additional shares, of Griffon common stock. However, if GS Direct’s ownership percentage of Griffon common stock decreases as a result of an issuance of voting stock by Griffon, GS Direct can, subject to certain exceptions, acquire in the secondary market additional shares of Griffon’s common stock in order to maintain its ownership percentage. In addition, so long as GS Direct owns 10% or more of Griffon’s total common equity, subject to certain exceptions, GS Direct has agreed not to sell or transfer any of its shares of Griffon common stock except (i) to its affiliates, (ii) to persons that will own, after such transfer, less than 10% of Griffon’s voting stock, or (iii) pursuant to registered underwritten offerings.

The restrictions above will not prohibit GS Direct from making an acquisition proposal directly to Griffon’s Board so long as (i) in the event that Griffon’s Board then determines to commence a process with respect to a potential acquisition proposal, Griffon shall permit GS Direct to participate in the process and (2) if the Board determines to accept and recommend a proposal from a party other than GS Direct that it believes is superior, GS Direct votes its shares with respect to such alternative proposal in the same proportion as all other shares are voted on such proposal.

Griffon also provided certain customary registration rights to GS Direct with respect to the shares of Griffon common stock it acquired in connection with the Investment Agreement.

A copy of the Investment Agreement is included as an exhibit to the Current Report on Form 8-K filed with the SEC on August 13, 2008, which is available from the SEC at its website at www.sec.gov.

An affiliate of GS Direct acted as a co-manager with respect to the sale of our 7.125% Senior Notes due 2018 in March 2011, and earned fees payable by us in the amount of $0.8 million. Our Board (with Messrs. Cardinale and Gross abstaining) approved the engagement of the GS Direct affiliate in this capacity.

FINANCIAL STATEMENTS

A copy of our Annual Report to Stockholders, including financial statements, for the fiscal year ended September 30, 2011 has been made available to all stockholders as of the Record Date. Stockholders are referred to the report for financial and other information about us, but such report is not incorporated in this proxy statement and is not a part of the proxy soliciting material.

MISCELLANEOUS INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act, as amended, requires our executive officers, directors and persons who own more than ten percent of a registered class of our equity securities (“Reporting Persons”) to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and the New York Stock Exchange. These Reporting Persons are required by SEC regulation to furnish us with copies of all Forms 3, 4 and 5 they file with the SEC and The New York Stock Exchange. Based solely upon our review of copies of the forms furnished to us and representations that no other reports were required, we believe that all Reporting Persons complied on a timely basis with all filing requirements applicable to them with respect to transactions during fiscal year 2011.

Matters to be Considered at the Meeting

The Board of Directors does not intend to present to the meeting any matters not referred to in the form of proxy. If any proposal not set forth in this Proxy Statement should be presented for action at the meeting, and is a matter which should come before the meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting them.

Cost of Solicitation

The cost of soliciting proxies in the accompanying form, which we estimate to be $50,000, will be paid by us. In addition to solicitations by mail, arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy materials to their principals, and we may reimburse them for their expenses in so doing. To the extent necessary in order to assure sufficient representation, our officers and regular employees may request the return of proxies personally, by telephone or other means. The extent to which this will be necessary depends entirely upon how promptly proxies are received, and stockholders are urged to submit their proxies without delay.

Delivery of Documents to Stockholders Sharing an Address

If you are the beneficial owner, but not the record holder, of shares of Griffon stock, your broker, bank or other nominee may deliver only one copy of the Notice of Internet Availability of Proxy Materials (and this Proxy Statement and our 2010 Annual Report, if you have elected to receive paper copies) to multiple stockholders who share an address, unless that nominee has received contrary instructions from one or more of the stockholders. We will deliver promptly, upon written or oral request, a separate copy of the Notice of Internet Availability of Proxy Materials (and of this Proxy Statement and our 2011 Annual Report, if applicable) to a stockholder at a shared address to which a single copy of the documents was delivered. A stockholder who wishes to receive a separate copy of the proxy statement and annual report, now or in the future, should submit this request in writing to American Stock Transfer and Trust Company, Proxy Fulfillment Services, 6201 15th Avenue, Brooklyn, NY 11219, or by calling (888) 776-9962. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and who wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareowners at the shared address in the future.

Deadline for Submission of Stockholder Proposals for the 2013 Annual Meeting

Proposals of stockholders intended to be presented at the 2013 Annual Meeting of Stockholders pursuant to SEC Rule 14a-8 must be received at our principal office not later than August 13, 2012 to be included in the proxy statement for that meeting.

In addition, our by-laws require that we be given advance notice of stockholder nominations for election to the Board of Directors and of other matters which stockholders wish to present for action at an annual meeting of stockholders. The required notice must be delivered to the Secretary of the Company at our principal offices not less than 90 days and not more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. These requirements are separate from and in addition to the SEC requirements that a stockholder must meet in order to have a stockholder proposal included in our proxy statement.

Pursuant to our by-laws, if notice of any stockholder proposal is received after November 1, 2012, then the notice will be considered untimely and we are not required to present such proposal at the 2013 Annual Meeting. If the Board of Directors chooses to present a proposal submitted after November 1, 2012 at the 2013 Annual Meeting, then the persons named in proxies solicited by the Board of Directors for the 2013 Annual Meeting may exercise discretionary voting power with respect to such proposal.

We will provide without charge to any stockholder as of the record date copies of our Annual Report on Form 10-K, Corporate Governance Guidelines, Code of Ethics, Code of Business Conduct and Ethics and charters of any committee of the Board of Directors upon written request delivered to Seth L. Kaplan, Secretary, at our offices at 712 Fifth Avenue, 18th Floor, New York, New York 10019. These materials may also be found on our website at www.griffoncorp.com.

By Order of the Board of Directors
SETH L. KAPLAN Senior Vice President, General Counsel and Secretary

Dated: December 20, 2011
New York, New York



GRIFFON CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS
January 31, 2012

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.

          The undersigned hereby appoints RONALD J. KRAMER, PATRICK L. ALESIA and SETH L. KAPLAN, or any of them, attorneys and Proxies with full power of substitution in each of them, in the name and stead of the undersigned to vote as Proxy all the stock of the undersigned in GRIFFON CORPORATION, a Delaware corporation, at the Annual Meeting of Stockholders scheduled to be held on January 31, 2012 and any postponements or adjournments thereof.

THE SHARES REPRESENTED HEREBY SHALL BE VOTED BY PROXIES, OR ANY OF THEM, AS SPECIFIED AND, IN THEIR DISCRETION, UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS FOR PROPOSALS 1, 2 AND 3 AND IN THE DISCRETION OF THE PROXYHOLDERS ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

(Continued and to be signed on the reverse side.)	14475

ANNUAL MEETING OF SHAREHOLDERS OF

GRIFFON CORPORATION

January 31, 2012

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, Proxy Statement, Proxy Card and Annual Report on Form 10-K
are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=03170

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

â	Please detach along perforated line and mail in the envelope provided.	â

20403003000000000000 5	013112

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

The Board of Directors recommends a vote FOR the election of directors.
1. ELECTION OF THE FOLLOWING NOMINEES:

NOMINEES:
☐	FOR ALL NOMINEES	¡	Harvey R. Blau
		¡	Gerald J. Cardinale
☐	WITHHOLD AUTHORITY	¡	Bradley J. Gross
	FOR ALL NOMINEES	¡	General Donald J. Kutyna (USAF Ret.)

☐	FOR ALL EXCEPT
(See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

The Board of Directors recommends a vote FOR the resolution approving the compensation of our executive officers as disclosed in the Proxy Statement.
		FOR	AGAINST	ABSTAIN
2.	Approval of the resolution approving the compensation of our executive officers as disclosed in the Proxy Statement.	☐	☐	☐

The Board of Directors recommends a vote FOR the approval of the ratification of the selection by our audit committee of Grant Thornton LLP.
		FOR	AGAINST	ABSTAIN
3.	Ratification of the selection by our audit committee of Grant Thornton LLP to serve as our independent registered public accounting firm for fiscal 2012.	☐	☐	☐

4.	Upon such other business as may properly come before the meeting or any adjournment thereof.

PLEASE DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF SHAREHOLDERS OF

GRIFFON CORPORATION

January 31, 2012

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, Proxy Statement, Proxy Card and Annual Report on Form 10-K are available at
http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=03170

â	Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.	â

20403003000000000000 5	013112

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

The Board of Directors recommends a vote FOR the election of directors.
1. ELECTION OF THE FOLLOWING NOMINEES:

NOMINEES:
☐	FOR ALL NOMINEES	¡	Harvey R. Blau
		¡	Gerald J. Cardinale
☐	WITHHOLD AUTHORITY	¡	Bradley J. Gross
	FOR ALL NOMINEES	¡	General Donald J. Kutyna (USAF Ret.)

☐	FOR ALL EXCEPT
(See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

The Board of Directors recommends a vote FOR the resolution approving the compensation of our executive officers as disclosed in the Proxy Statement.
		FOR	AGAINST	ABSTAIN
2.	Approval of the resolution approving the compensation of our executive officers as disclosed in the Proxy Statement.	☐	☐	☐

The Board of Directors recommends a vote FOR the approval of the ratification of the selection by our audit committee of Grant Thornton LLP.
		FOR	AGAINST	ABSTAIN
3.	Ratification of the selection by our audit committee of Grant Thornton LLP to serve as our independent registered public accounting firm for fiscal 2012.	☐	☐	☐

4.	Upon such other business as may properly come before the meeting or any adjournment thereof.

PLEASE DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting of

GRIFFON CORPORATION

To Be Held On:

January 31, 2012

COMPANY NUMBER

ACCOUNT NUMBER

CONTROL NUMBER

This communication is not a form for voting and presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

The proxy statement and annual report to security holders are available at: http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=03170.

If you want to receive a paper or e-mail copy of the proxy materials you must request one. There is no charge to you for requesting a copy. To facilitate timely delivery please make the request as instructed below before January 17, 2012.

Please visit http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=03170, where the following materials are available for view:

•	Notice of Annual Meeting of Shareholders
•	Proxy Statement
•	Form of Electronic Proxy Card
•	Annual Report on Form 10-K

TO REQUEST MATERIAL:	TELEPHONE: 888-Proxy-NA (888-776-9962) and 718-921-8562 (for international callers)
E-MAIL: info@amstock.com
WEBSITE: http://www.amstock.com/proxyservices/requestmaterials.asp

TO VOTE:

ONLINE: To access your online proxy card, please visit www.voteproxy.com and follow the on-screen instructions. You may enter your voting instructions at www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

IN PERSON: You may vote your shares in person by attending the Annual Meeting. The annual meeting will be held at the offices of Dechert LLP, 1095 Avenue of Americas, New York, NY 10036, on Tuesday, January 31, 2012 at 10:30 a.m. You may obtain directions to the meeting by accessing the following website: http://www.dechert.com/offices/directions.jsp?id=8.

TELEPHONE: To vote by telephone, please visit https://secure.amstock.com/voteproxy/login2.asp to view the materials and to obtain the toll free number to call.

The Board of Directors recommends a vote FOR the election of directors.		The Board of Directors recommends a vote FOR the resolution approving the compensation of our executive officers as disclosed in the Proxy Statement.
1. ELECTION OF THE FOLLOWING NOMINEES:		2.	Approval of the resolution approving the compensation of our executive officers as disclosed in the Proxy Statement.

NOMINEES:	Harvey R. Blau Gerald J. Cardinale Bradley J. Gross General Donald J. Kutyna (USAF Ret.)	The Board of Directors recommends a vote FOR the approval of the ratification of the selection by our audit committee of Grant Thornton LLP.

		3.	Ratification of the selection by our audit committee of Grant Thornton LLP to serve as our independent registered public accounting firm for fiscal 2012.

		4.	Upon such other business as may properly come before the meeting or any adjournment thereof.

Please note that you cannot use this notice to vote by mail.